Exhibit 4(c)
THE TIMKEN COMPANY
EMPLOYEE SAVINGS PLAN

-i-

THE TIMKEN COMPANY EMPLOYEE SAVINGS PLAN
     The Rail Bearing Service Corporation Profit Sharing Plan, effective November 1, 1977, was merged into the Rail Bearing Service Employee 401(k) Savings Plan, effective January 1, 1992, to constitute the Plan, effective January 1, 1998. It was, thereafter, amended effective March 1, 1998, and December 18, 1998.
     The Plan was further amended and restated generally effective December 31, 2000 and December 31, 2002.
     The Plan was amended generally effective December 31, 2003, except as otherwise specifically stated, merged with the portion of The Timken Company Savings and Investment Pension Plan that included Timken Industrial participants and renamed The Timken Company Employee Savings Plan. The Plan was further amended generally effective December 31, 2004.
     This Plan was amended and restated effective December 31, 2004, except as otherwise specifically stated, and December 31, 2005, except as otherwise specifically stated.
     This amendment and restatement shall be generally effective January 1, 2007, except as otherwise specifically stated herein.

ARTICLE I -Definitions
     The following terms, when used herein, shall have the meanings herein stated:
     1. Account — The account maintained for a Participant to record his aggregate share of the contributions to the Plan and adjustments relating thereto. Each Participant’s Account shall include amounts allocated to one or more of the following subaccounts: Company Matching Account, 401(k) Plus Contribution Account, Profit Sharing Contribution Account, Stock Matching Contribution Account, Salary Reduction Contribution Account and Rollover Contribution Account. Each Participant’s Account shall be apportioned into an ESOP Account and a Non-ESOP Account.
     2. Accrued Benefit — The balance of a Participant’s Account held under the Trust.
     3. Administrative Delegate — One or more persons or institutions to whom Timken has delegated certain administrative functions pursuant to a written administrative agreement.
     4. Beneficial Interest — The proportionate allocation of assets held by the Plan in the name of the Trust on behalf of each Participant, which allocation is determined each business day for each Participant by the ratio of total contributions to the Plan made on the Participant’s behalf compared to the total contributions to the Plan made on behalf of all Participants.
     5. Beneficial Loan Interest — The market value of the assets representing the Participant’s Beneficial Interest in his Account, other than non-vested portions of 401(k) Plus Contribution Accounts, Company Matching Contribution Accounts, Stock Matching Contribution Accounts, Profit Sharing Contribution Accounts, whether made by the Company or by a Participant, in the custody of the Trustee as of any Valuation Date, determined for Timken Stock by the market price for such common stock, as reported by the New York Stock Exchange, on any Valuation Date and for other investment options by the market value on the most recent Valuation Date immediately preceding the date of the loan.

     6. Beneficiary — One or more persons, trusts or other entities determined for a Participant in accordance with Article VII, Section 2.
     7. Benefit Starting Date — The first day of the first period for which a benefit is payable.
     8. Code — The Internal Revenue Code of 1986, as amended, or any successor Internal Revenue Code.
     9. Company — Timken, as well as all members of a controlled group of corporations or commonly controlled trades or businesses (as defined in Section 414(b) and (c) of the Code, as modified by Section 415(h) of the Code) or affiliated service groups (as defined in Section 414(m) of the Code) of which Timken is a part (with such entities being sometimes referred to as “Controlled Group Member(s)”), and any successors thereof, provided that such successors remain Controlled Group Members.
     10. Company Contributions — The portion of the Trust attributable to Company Matching Contributions, Stock Matching Contributions, Profit Sharing Contributions, and 401(k) Plus Contributions.
     11. Company Matching Contribution Account — The account maintained on behalf of a Participant that reflects the Company Matching Contributions (and allocated income) attributable to the Participant. There shall be an ESOP Subaccount and a Non-ESOP Subaccount within the Company Matching Contribution Account.
     12. Company Matching Contributions — The portion of the Trust attributable to contributions made pursuant to Article IV, Section 2 hereof.
     13. Credited Service — Continuous Service, adjusted to exclude Continuous Service prior to a One Year Break in Service, unless such Continuous Service is restored pursuant to the following sentence. If a Participant who has a One Year Break in Service is re-employed by the Company and his Continuous Service prior to such One Year Break in Service is taken into account under the Plan, credit for years of Continuous Service prior to the One Year Break in Service shall be restored as Credited Service upon the Participant’s completion of one year of Continuous Service after the Participant’s reemployment date.
     14. Disability — Any permanent disability qualifying the Participant for disability benefits under the federal Social Security system.
     15. Employee — Any common-law employee of a Controlled Group Member and any individual who is a Leased Employee. For purposes of the Plan, a Leased Employee is any person who is not an employee of a Controlled Group Member and who provides services to a Controlled Group Member if (a) such services are provided pursuant to an agreement between a Controlled Group Member and any leasing organization, (b) such person has performed such services for a Controlled Group Member on a substantially full-time basis for a period of at least one year, and (c) such services are performed under primary direction or control by a Controlled Group Member.
     16. Employer — Any Controlled Group Member that is approved by Timken to participate in the Plan. Effective as of December 31, 2004, RBS and Timken Industrial are Employers under the Plan.
     17. ERISA — Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
     18. ESOP — The portion of the Plan that is described in Article XIX and is intended to be a stock bonus plan, as defined in Treasury Regulation Section 1.401-1(b)(1)(iii), and an employee stock ownership plan, satisfying the requirements of Section 4975(e)(7) of the Code.

     19. ESOP Account — The portion of a Participant’s Account that is included in the ESOP and is comprised of all ESOP Subaccounts. The ESOP Account of each Participant shall represent the portion of the Participant’s Account invested in Timken Stock and cash, if any, allocated to the Participant under the ESOP in accordance with Article XIX, as adjusted in accordance with the Plan.
     20. ESOP Subaccount — The portion of one of the following subaccounts that is included in the ESOP: Company Matching Account, 401(k) Plus Contribution Account, Profit Sharing Contribution Account, Stock Matching Contribution Account, Salary Reduction Contribution Account and Rollover Contribution Account.
     21. Fiduciaries — The Company, the Plan Administrator and the Trustee, but only with respect to the specific responsibilities of each for Plan and Trust administration.
     22. Forfeitures — The non-vested portion, if any, of a Participant’s Account forfeited as a result of a One Year Break in Service by the Participant prior to the time he becomes one hundred percent Vested in his Account. A Forfeiture occurs immediately after the earlier of the distribution of the entire Vested portion of a Participant’s Account or the last day of the Plan Year in which his fifth consecutive One Year Break in Service occurs.
     23. 401(k) Plus Contribution Account. The account maintained on behalf of a Participant that reflects the 401(k) Plus Contributions (and allocated income) attributable to the Participant. There shall be an ESOP Subaccount and a Non-ESOP Subaccount within the 401(k) Plus Contribution Account.
     24. 401(k) Plus Contributions — The portion of the Trust attributable to contributions made pursuant to Article IV, Section 4 hereof.

     25. Gross Earnings — An Employee’s regular salary or wages paid (including any overtime or premium payments) while he is eligible for the Plan, and including the management performance bonus, salary or wage reduction contributions to The Timken Company Flexible Benefits Program for Salaried and Certain Hourly Employees, but excluding any other special types of payments, such as, but not limited to, suggestion awards, moving allowance, vacation option pay, or supplemental unemployment compensation, retirement, dismissal or severance pay. Gross Earnings include payments under the Annual Performance Award plan, but not the Rail Bearing Service Plant Bonus Plan or the Niles Incentive Plan. For purposes of this Plan, Gross Earnings cannot exceed $200,000 during a Plan Year (or, if greater, the dollar limitation in effect under Section 401(a)(17) of the Code ($225,000 effective January 1, 2007)).
     26. Highly Compensated Employee — Any Employee who during the current Plan Year or the preceding Plan Year
(a)	was a five-percent owner at any time of the Company’s outstanding common stock, or

(b)	for the preceding year received compensation from the Company in excess of $80,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(B) of the Code ($100,000 effective January 1, 2007)).

For purposes of this definition, an Employee’s compensation is the following:
(i)	wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in Section 1.62-2(c) of the Treasury regulations).

(ii)	in the case of an Employee who is a self-employed employee, the Employee’s earned income;

(iii)	amounts described in Sections 104(a)(3), 105(a), and 105(h) of the Code, but only to the extent that these amounts are includable in the gross income of the Employee;

(iv)	amounts paid or reimbursed by the Company for moving expenses incurred by an Employee, but only to the extent at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Section 217 of the Code;

(v)	the value of a non-qualified stock option granted to an Employee by the Company, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted;

(vi)	the amount includable in the gross income of an Employee upon making the election described in Section 83(b) of the Code;

(vii)	elective salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax sheltered annuity, and non-taxable salary reductions utilized for qualified transportation fringe benefits.
     The amounts described in subparagraphs (i) and (ii) above include foreign earned income as defined in Section 911(b) of the Code, whether or not excludable from gross income under Section 911 of the Code. Compensation described in subparagraph (i) above is to be determined without regard to the exclusions from gross income in Sections 931 and 933 of the Code. Similar principles are to be applied with respect to income subject to Sections 931 and 933 in determining compensation described in subparagraph (ii) above.
Compensation does not include the following:
(A)	contributions made by the Company on behalf of an Employee to a simplified employee pension plan described in Section 408(k) of the Code. Additionally, any distributions from a plan of deferred compensation are not considered as compensation, regardless of whether such amounts are includable in the gross income of the Employee when distributed. However, any amounts received by an Employee pursuant to an unfunded non-qualified plan are permitted to be considered as compensation in the year the amounts are includable in the gross income of the Employee;

(B)	amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an

Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(C)	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

(D)	other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by the Company (whether or not under a salary or wage reduction agreement) toward the purchase of an annuity contract described in Section 403(b) of the Code whether or not the contributions are excludable from the gross income of the Employee.
     The compensation actually paid or made available to an Employee within the limitation year is the compensation used for purposes of applying the limitations of Section 415 of the Code. Compensation for an Employee includes compensation from all employers that are Controlled Group Members, regardless of whether the Employee’s particular employer has a qualified plan.
     27. Income — The net gain or loss of the Trust from investments, as reflected by interest received and accrued, dividends received, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust. In determining the income of the Trust for any period, assets shall be valued on the basis of their current market value.

     28. Internationalist — Any Employee who meets the requirements of Article II, who is not described in clauses (a) through (j) of Section 32 of Article I, who is classified by a Controlled Group Member as a salaried management Employee who has served, is serving or will serve on one or more international assignments for the Company, who is expected to change international assignments among different countries on a frequent basis during his career with the Company and who has been designated by Timken as an Internationalist. Timken shall offer such a designation to such an Employee pursuant to a written agreement, which designation shall not be effective until accepted by the Employee and which designation shall control solely for purposes of the Plan. Timken shall have sole and absolute discretion in making, suspending or removing such a designation, provided the above listed business criteria shall be used.
     29. Non-ESOP Account — The portion of a Participant’s Account that is not included in the ESOP and is comprised of all non-ESOP Subaccounts. The Non-ESOP Account of each Participant represents the portion of the Participant’s Account invested in investment options other than Timken Stock, as adjusted in accordance with the Plan.
     30. Non-ESOP Subaccount — The portion of one of the following subaccounts that is not included in the ESOP: Company Matching Account, 401(k) Plus Contribution Account, Profit Sharing Contribution Account, Stock Matching Contribution Account, Salary Reduction Contribution Account and Rollover Contribution Account.
     31. Normal Retirement Age — The date on which the Employee attains the age of sixty-five.
     32. Participant — Any Employee of Timken Industrial or at RBS’s facilities in Carlyle, Illinois; Lenexa, Kansas; Mascot, Tennessee; or Ogden, Utah, who meets the requirements of Article II hereof, but excluding the following:

(a)	any Employee who is in a bargaining unit covered by a collective bargaining agreement (unless such agreement provides for coverage hereunder of Employees in such unit);

(b)	all Leased Employees;

(c)	any individual who has signed an individual employment agreement or a personal services agreement with a Controlled Group Member (unless such agreement provides for coverage hereunder of such individual) or who is classified by a Controlled Group Member as a “Paid Hourly for Work Performed” employee;

(d)	any individual who is compensated through a third party and not through a Controlled Group Member’s payroll;

(e)	any nonresident alien who receives no earned income from a Controlled Group Member which constitutes United States source income;

(f)	any Employee of a Controlled Group Member who physically works at or is assigned to a location outside of the United States unless such Employee has been specifically designated as an Internationalist by Timken;

(g)	any Employee who normally works at or is assigned to a location outside of the United States, or was hired by the Controlled Group Member with the expectation on the part of the Controlled Group Member that such Employee’s work location would be outside the United States except for periods of time spent in the United States for training or related purposes, even if, in either case, the Employee physically works in the United States and may be on the United States payroll, unless such Employee has been specifically designated as an Internationalist by Timken;

(h)	any Employee or other person who has signed a waiver of participation in the Plan;

(i)	in the event that a business organization or the assets thereof shall be acquired by or merged into a Controlled Group Member, any member of any group of Employees who were former employees of such business organization acquired by or merged into a Controlled Group Member, unless the group of Employees has been specifically designated by Timken, by action of an authorized officer thereof, as eligible to participate in the Plan; and

(j)	any individual who is not classified by the Company as an employee for federal income tax withholding purposes (whether or not such classification is ultimately determined to be correct as a matter of law), including any individual who is classified by the Company as a leased worker or an independent contractor.
     33. Plan — The Timken Company Employee Savings Plan as herein set forth and as it may be amended and restated from time to time.
     34. Plan Administrator — Timken or any individuals or entities designated by it to administer the Plan.
     35. Plan Year — The Plan Year shall be the calendar year. Prior to December 31, 2005, the Plan Year was the twelve-month period beginning December 31 of a calendar year and ending December 30 of the following calendar year.

     36. Pooled Investment Account — An account established pursuant to an administrative services agreement between Timken and the Trustee.
     37. Profit Sharing Contribution Account — The account maintained on behalf of the Participant that reflects the Profit Sharing Contributions (and allocated income) attributable to the Participant. There shall be an ESOP Subaccount and a Non-ESOP Subaccount within the Profit Sharing Contribution Account.
     38. Profit Sharing Contributions — The portion of the Trust attributable to profit sharing contributions made pursuant to Article IV, Section 3 hereof.
     39. RBS — Rail Bearing Service Corporation, a subsidiary of Timken, and any successor.
     40. Retirement — Termination of a Participant’s employment (a) on or after attaining age 55 with 15 or more years of Continuous Service, (b) on or after attaining age 65, or (c) with 30 or more years of Continuous Service.
     41. Rollover Contribution Account — The account maintained on behalf of the Participant that reflects the Rollover Contributions (and allocated income) attributable to the Participant. There shall be an ESOP Subaccount and a Non-ESOP Subaccount within the Rollover Contribution Account.
     42. Rollover Contributions — The portion of the Trust attributable to contributions made pursuant to Article III, Section 4 hereof and which consists of all or part of a distribution a Participant receives (i) from a qualified trust described in Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, (ii) from an annuity plan described in Section 403(a) of the Code, or (iii) from an individual retirement account or an individual retirement annuity described in Section 408 of the Code, which is a conduit individual retirement account or individual retirement annuity, including any earnings on such distribution, but not including any portion of such distribution (a) attributable to post-tax contributions, which is contributed to the Trust, or (b) from a defined benefit pension plan of a Controlled Group Member. Notwithstanding the foregoing, the Plan shall not accept as a Rollover Contribution any amounts distributed from a designated Roth account (as defined in Section 402A of the Code) or from a Roth IRA (as defined in Section 408A of the Code).
     43. Salary Reduction Contribution Account — The account maintained on behalf of a Participant that reflects the Salary Reduction Contributions (and allocated income) attributable to the Participant. There shall be an ESOP Subaccount and a Non-ESOP Subaccount within the Salary Reduction Contribution Account.
     44. Salary Reduction Contributions — The portion of the Trust attributable to contributions made pursuant to Article III, Section 1 hereof. Except as specifically provided in the Plan, the term “Salary Reduction Contributions” shall include Catch-Up Salary Reduction Contributions.
     45. Service -
(a)	“Continuous Service” shall be determined under subparagraph (i) for an Employee classified as full-time and shall be determined under subparagraph (ii) for an Employee classified as part-time. For this purpose, a “full-time” Employee shall mean an Employee who is customarily employed for at least 40 hours per week and a “part-time” Employee shall mean an Employee who is not a full-time Employee. Service accrued by an Employee of Timken Industrial when such

Employee was an employee of Glunt Industries shall be included in the computation of Continuous Service for purposes of this Plan.
(i)	Continuous Service for Full-Time Employees. For Employees classified as full-time, Continuous Service means the total of an Employee’s Periods of Service computed in whole years and fractions of years. For every twelve months during which the requisite employment relationship exists, whether or not consecutive, the Employee is credited with a year of Continuous Service. Partial years of Continuous Service are credited on the basis of 1/12th of a year for each month during which the requisite employment relationship exists for at least 15 days during such month.

Notwithstanding the foregoing to the contrary, if a Participant terminates his employment and such Participant has completed at least 1,000 Hours of Service during the Employment Year in which he terminates his employment, the Participant shall receive one year of Continuous Service for such last Employment Year in lieu of any fraction of a year of Continuous Service that would otherwise be credited to him for such period.
(ii)	Continuous Service for Part-Time Employees. An Employee classified as part-time shall be credited with a year of Continuous Service if the Employee completes 1,000 Hours of Service during his Employment Year.

(iii)	Rule of Parity. If an Employee who does not have a nonforfeitable right to any portion of his Account incurs a One Year Break in Service, the Employee’s Continuous Service earned prior to such One Year Break in Service shall be disregarded for purposes of determining the Participant’s Vested interest in his Account after such One Year Break in Service. If an Employee described in the preceding sentence is re-employed by the Company, credit for all years of Continuous Service prior to the One Year Break in Service shall be restored upon reemployment, unless the number of consecutive One Year Breaks in Service in the Period of Severance equals or exceeds the greater of (1) five or (2) the aggregate number of years of Continuous Service before such break. Notwithstanding any provision to the contrary, if an Employee broke service with a Controlled Group Member prior to September 2, 1974, such Employee’s Continuous Service prior to the date the Employee broke service shall be forfeited.

If an Employee incurs five or more consecutive One Year Breaks in Service, the Employee’s Continuous Service earned after such One Year Breaks in Service shall be disregarded for purposes of determining the Participant’s Vested interest in his Account that accrued before such One Year Breaks in Service.
(b)	“Employment Year” means the twelve month period beginning on an Employee’s Employment Commencement Date or his latest

Reemployment Commencement Date and on each anniversary of such date thereafter.
(c)	(i)	“Hour of Service” means each hour (1) for which an Employee is paid, or entitled to payment, for the performance of duties for the Company or for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity including disability, layoff, jury duty, military duty or leave of absence or (2) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. Hours of Service shall be determined by dividing the payments received or due for reasons other than the performance of duties by the lesser of (i) the Employee’s most recent hourly rate of compensation for the performance of duties, or (ii) the Employee’s average hourly rate of compensation for the performance of duties for the most recent Employment Year in which the Employee completed more than 500 Hours of Service. An Hour of Service for reasons other than the performance of duties and the crediting of Hours of Service to applicable computation periods shall be determined in accordance with Department of Labor Regulations Section 2530.200b-2(b) and (c), which are hereby incorporated herein by reference.

(ii)	In the case of an Employee who is absent from work for any period by reason of:
(A)	the pregnancy of the Employee;

(B)	the birth of a child of the Employee;

(C)	the placement of a child with the Employee in connection with the adoption of such child by such Employee; or

(D)	caring for such child for a period beginning immediately following such birth or placement, the Plan shall treat as Hours of Service, solely for purposes of determining whether a One Year Break in Service has occurred, the Hours of Service which otherwise would normally have been credited to such Employee but for such absence or, in any case in which the Plan is unable to determine said hours, eight Hours of Service per day of such absence, except that the total number of hours treated as Hours of Service by reason of any such pregnancy or placement shall not exceed 501 hours. These hours shall be treated as Hours of Service only in the Employment Year in which the absence from work begins, if an Employee would be prevented from incurring a One Year Break in Service in such Employment Year solely because periods of absence are treated as Hours of Service or, in any other case, in the immediately following Employment Year.

(iii)	Solely for the purposes of determining whether a One Year Break in Service has occurred, an individual who is absent from work because of a leave of absence under the Family and Medical Leave Act shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence. No more than 501 hours are required to be credited to a Participant on a leave under the Family and Medical Leave Act. A Participant, whose leave under the Family and Medical Leave Act is for maternity or paternity reasons, cannot receive credit for Hours of Service under both this subparagraph (iii) and the preceding subparagraph (ii) for the same period of time.
(d)	“One Year Break in Service.” For an Employee classified as full-time, a One Year Break in Service means a Period of Severance for twelve consecutive months, beginning on a Severance from Service Date and any anniversary thereof, provided that the former Employee is not credited with an Hour of Service at any time during such twelve month period. For an Employee classified as part-time, a One Year Break in Service means an Employment Year in which the Employee fails to complete more than 500 Hours of Service.

(e)	“Employment Commencement Date” means the date on which an Employee first performs an Hour of Service for the Company.

(f)	“Period of Service” means:
(i)	each period commencing on an Employee’s Employment Commencement Date or an Employee’s Reemployment Commencement Date, whichever is applicable, and ending on his next following Severance from Service Date; and

(ii)	includes the Period of Severance between an Employee’s Severance from Service Date and the Reemployment Commencement Date next following such Severance from Service Date if such Reemployment Commencement Date occurs within twelve months after the earlier of:
(A)	the Employee’s Severance from Service Date which occurred due to his resignation, retirement or discharge, or

(B)	the inception of the Employee’s absence from service for reasons other than his resignation, retirement or discharge, if during that absence the Employee resigns, retires or is discharged. For purposes of this subparagraph (ii), a Period of Service will not include a period of more than one year after the start of an Employee’s absence from service with the Company or a Controlled Group Member for any reason (including layoff or leave of absence).
(g)	“Period of Severance” means the period of time commencing on an Employee’s Severance from Service Date and ending on the date on which he next thereafter performs an Hour of Service.

(h)	“Reemployment Commencement Date.” For an Employee classified as full-time, Reemployment Commencement Date means the date, following an Employee’s Period of Severance, on which he again performs an Hour of Service for the Company. For an Employee classified as part-time, Reemployment Commencement Date means the date, following the Employee’s one or more One Year Breaks in Service, on which he again performs an Hour of Service for the Company.
(i)	“Severance from Service Date” means the date on which occurs the earliest of:
(i)	the date on which an Employee quits, is discharged by the Company, retires, or dies;

(ii)	the earlier of: (A) the second anniversary of the date on which an Employee begins an absence from service with the Company on account of layoff or leave of absence (including an absence for maternity or paternity reasons) or (B) the date on which a Participant who is on a permanent layoff due to job elimination, general reduction in the workforce, or a plant or office closing receives a distribution from his Account; or

(iii)	the first anniversary of the date on which an Employee begins an absence from service with the Company not described in subparagraph (i) or (ii).
An absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.
An Employee shall not incur a Severance from Service Date solely as a result of a leave of absence under the Family and Medical Leave Act.
     46. Stock Matching Contribution Account — The account maintained on behalf of the Participant that reflects the Stock Matching Contributions (and allocated income) attributable to the Participant. There shall be an ESOP Subaccount and a Non-ESOP Subaccount within the Stock Matching Contribution Account.
     47. Stock Matching Contributions — The portion of the Trust attributable to contributions made pursuant to Article IV, Section 1 hereof.
     48. Timken Company Common Stock Fund — The investment fund designed to invest primarily in Timken Stock.
     49. The Timken Company Employee Savings Plan Trust (the Trust) — The Trust established in connection with the Plan which holds and invests the assets of the Plan held by the Trustee.
     50. Timken — The Timken Company and any successor thereof.
     51. Timken Industrial — Timken Industrial Services, LLC, a subsidiary of Timken, and any successor thereof.
     52. Timken Stock — A share or shares of common stock of Timken, Canton, Ohio, which is intended to be “employer securities” within the meaning of Section 409(1) of the Code, and “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA.

     53. Trustee — That individual or institution appointed by Timken to be the Trustee of the contributions to the Trust as provided herein, or their successors.
     54. Valuation Date — Any day that the New York Stock Exchange is open for business or any other date chosen by Timken to make additional valuations of the Trust as necessary.
     55. Vested — Nonforfeitable.
     56. Other Definitions Each capitalized term listed below is defined in the indicated Section of the Plan:

Term:	Article & Section No.
Blackout Period	VI, 9
Catch-Up Salary Reduction Contributions	III, 5
Continuous Service	I, 45(a)
Controlled Group Members	I, 9
Determination Date	XVI, 1(b)
ESOP	XIX, 1
Employment Commencement Date	I, 45(e)
Employment Year	I, 45(b)
Hour of Service	I, 45(c)(i)
Key Employee	XVI, 1(a)
One Year Break in Service	I, 45(d)
Period of Service	I, 45(e)
Period of Severance	I, 45(g)
Reemployment Commencement Date	I, 45(h)
Required Beginning Date	VII, 6(b)
Severance from Service Date	I, 45(i)
Spouse	VII, 2(a)
Tender Offer	XV, 1
     57. Masculine pronouns wherever used in the Plan shall include feminine or neuter pronouns, and the singular shall include the plural wherever appropriate.

ARTICLE II — Eligibility and Participation
1.	(a)	Participation in this Plan shall be available to full-time salaried Employees of an Employer and hourly employees of RBS who are not described in clauses (a) through (j) of Section 32 of Article I. An Employee of Timken Industrial eligible to participate in the Plan pursuant to the preceding sentence shall become eligible to participate in the Plan on the first day of the month after being employed full-time for at least one full calendar month, during which the Employee shall have worked the available business days. An Employee of RBS eligible to participate in the Plan pursuant to the first sentence of this subsection (a) shall become eligible to participate in Salary Reduction Contributions, Company Matching Contributions and Stock Matching Contributions after he completes one year of Continuous Service. Eligibility shall be determined and certified by the Plan Administrator.

If an Employee whose participation has been terminated for any reason is again employed by an Employer in a position eligible for participation in the Plan, such Employee shall be eligible to recommence participation in the Plan immediately following such reemployment.
(b)	An Employee who would be eligible to participate in the Plan under Section 1(a) of this Article II but for the fact he is not classified as full-time, as defined in Section 45(a) of Article I, shall become eligible to participate in the Plan on the first day of the month after he completes one year of Continuous Service. If such an Employee becomes eligible and elects to participate in this Plan, the Employee will continue to be eligible if he does not have a One Year Break in Service. If such an Employee becomes a Participant, the Participant shall not be eligible to make Salary Reduction Contributions or receive any Company Contributions as of the first day of the month following such One Year Break in Service. If such an Employee loses eligibility due to a One Year Break in Service and later completes one year of Continuous Service, the Employee shall again participate immediately upon completion of the one year of Continuous Service if he has not already become eligible.
     2. Except as provided in Article II, Section 5, eligible Employees electing to participate in this Plan for the first time or following a rehire to active employment with an Employer shall file an election to do so on a form provided by the Plan Administrator, which election will be effective with the first available pay period. Any other election to participate or reparticipate will be effective with the first available pay period.
     3. An Employee’s election to participate in this Plan shall designate the amount of salary reduction elected by the Employee to be contributed to this Plan, as provided in Article III. Such election shall become effective with the first available pay period.
     4. An Employee’s election to participate in this Plan with respect to Salary Reduction Contributions shall continue in effect until the Employee ceases to be eligible to participate in this Plan.
5.	(a)	An Employee who meets the eligibility requirements of Article IV, Section 4(a) is automatically eligible to participate in 401(k) Plus Contributions.

(b)	An Employee who meets the eligibility requirements of Article IV, Section 3(a) is automatically eligible to participate in Profit Sharing Contributions.

(c)	An Employee will participate in the Plan not later than the earlier of the first day of the first Plan Year after the Employee has met the service requirements, or six months after the day such requirements are met.

ARTICLE III — Salary Reduction Contributions and Rollover Contributions
     1. At any time in accordance with Article II above, a Participant may elect to have his earnings reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent and fifteen percent of his Gross Earnings to be deducted from his Gross Earnings payable for each pay period, provided that the Company may limit certain Highly Compensated Employees to less than fifteen percent. The percent reduction selected cannot result in more than $15,500 in Salary Reduction Contributions on behalf of a Participant in a calendar year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code) (except to the extent permitted under Article III, Section 5 hereof and Section 414(v) of the Code). Salary Reduction Contributions shall be deposited in a Participant’s Salary Reduction Contribution Account.
     2. A Participant’s election as to the rate of his Salary Reduction Contributions to this Plan will remain in effect until the Participant changes or suspends his election, or ceases to be eligible to participate in this Plan.
     3. A Participant may change his election as to the rate of Salary Reduction Contributions to this Plan on any day. Such election shall become effective as of the first available pay period. Any change made will be effective for all succeeding pay periods, unless changed again by the same procedure.
     4. An Employee eligible to participate in the Plan pursuant to the first sentence of Article II, Section 1(a), after filing with the Company or the Administrative Delegate the form prescribed by the Plan Administrator, may make a cash contribution to the Trust in the form of a Rollover Contribution. Before completing the Rollover Contribution, such Employee shall furnish satisfactory evidence to the Plan Administrator that the proposed Rollover Contribution satisfies the requirements of Section 408(d)(3) of the Code. Rollover Contributions shall be deposited in a Participant’s Rollover Contribution Account.
     5. All Participants who have elected to make Salary Reduction Contributions to this Plan and who have attained age 50 before the end of a particular calendar year shall be eligible to make catch-up contributions for such calendar year (the “Catch-Up Salary Reduction Contributions”) in accordance with, and subject to the limitations of, Section 414(v) of the Code; provided, however, that Catch-Up Salary Reduction Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 401(a)(30) and 415(c) of the Code (i.e., Article III, Section 1 and Article IV, Section 5, respectively). In addition, notwithstanding any provision of the Plan to the contrary, the Plan shall not be treated as failing to satisfy the requirements of Sections 401(k)(3), 401(k)(11), 410(b), or 416 of the Code, as applicable, by reason of the making of any such Catch-Up Salary Reduction Contributions. In furtherance of, but without limiting the foregoing, (a) the percentage limit described in Article III, Section 1 shall not apply to Catch-Up Salary Reduction Contributions; (b) Salary Reduction Contributions for a Plan Year which exceed (i) the percentage limit described in Article III, Section 1, (ii) the statutory limit described in Article III, Section 1 or Article IV, Section 5 or (iii) the limits specified by the Plan Administrator under Article VIII for the Plan Year shall be treated as Catch-Up Salary Reduction Contributions; and (c) Catch-Up Salary Reduction Contributions shall be permitted to be made on a payroll-by-payroll basis; provided, however, that a Salary Reduction Contribution may only be characterized as a Catch-Up Salary Reduction Contribution on a Plan Year basis.

ARTICLE IV — Company Contributions
     1. Timken Industrial will contribute to the Account of each Participant who is employed by Timken Industrial Stock Matching Contributions in an amount equal to the Participant’s Salary Reduction Contributions up to the first seven percent of the Participant’s Gross Earnings multiplied by twenty-five percent. RBS will contribute to the Account of each Participant who is employed by RBS Stock Matching Contributions in an amount equal to the Participant’s Salary Reduction Contributions up to the first six percent of the Participant’s Gross Earnings multiplied by ten percent. Stock Matching Contributions shall be made in Timken Stock. These percentages may be changed from time to time by Timken. Stock Matching Contributions shall be deposited in a Participant’s Stock Matching Contribution Account. Notwithstanding any other provision of the Plan to the contrary, no Stock Matching Contributions shall be made with respect to any Catch-Up Salary Reduction Contributions.
     2. RBS will contribute to the Account of each Participant who is employed by RBS Company Matching Contributions in an amount equal to the Participant’s Salary Reduction Contributions up to the first six percent of the Participant’s Gross Earnings multiplied by fifty percent. These percentages may be changed from time to time by Timken. Company Matching Contributions shall be deposited in a Participant’s Company Matching Contribution Account. Notwithstanding any other provision of the Plan to the contrary, no Company Matching Contributions shall be made with respect to any Catch-Up Salary Reduction Contributions.
3.	(a)	For each Plan Year, RBS may contribute a Profit Sharing Contribution to the Trust, based on the total Gross Earnings of all Participants to receive an allocation. The amount of the Profit Sharing Contribution shall be determined for each Plan Year by Timken. An allocation of Profit Sharing Contributions shall be made only with respect to Employees of RBS who are eligible to participate in the Plan pursuant to the first sentence of Article II, Section 1(a) who are employed by RBS on the last day of the Plan Year for which the Profit Sharing Contribution is to be made. Profit Sharing Contributions shall be deposited in a Participant’s Profit Sharing Contribution Account.
	(b)	As of the Valuation Date, Profit Sharing Contributions, if any, will be allocated to Participants’ Accounts as follows: the Profit Sharing Contribution will be based on RBS’s return on assets, which is RBS’s consolidated net income (from operations) divided by RBS’s total assets. The contributions will be one tenth of one percent of a Participant’s Gross Earnings for each two tenths of one percent of return on assets up to a maximum of three percent of a Participant’s Gross Earnings. Any Forfeitures of Profit Sharing Contributions during the Plan Year will be added to the Profit Sharing Contributions allocated at the end of such Plan Year.

4.	(a)	Timken Industrial will contribute a 401(k) Plus Contribution to the 401(k) Plus Contribution Account of each Participant who is an Employee of Timken Industrial. For a Participant to be eligible for a 401(k) Plus Contribution he must be actively employed by Timken Industrial on the first day of the calendar quarter for which the contribution is to be made, must be otherwise eligible to participate in the Plan on the first day of the calendar quarter for which the contribution is to be made, must not be an elected officer of the Company having an employee excess benefits agreement, and must not be an Employee who, while eligible to participate in the Plan, continues to accrue benefit service under a collectively bargained defined benefit pension plan of the Company. If an Employee eligible for a 401(k) Plus Contribution transfers to another employment category or terminates employment with the Company, he will receive a contribution based upon his eligible Gross Earnings for that calendar quarter.
Notwithstanding any other provision of this subsection (a) to the contrary, if a Participant who is eligible for a 401(k) Plus Contribution in a calendar quarter transfers to another position with the Company during such calendar quarter that is not eligible to receive a 401(k) Plus Contribution, but would be eligible for a similar profit sharing contribution under a defined contribution plan of the Company if he had been employed in such position at the beginning of such calendar quarter, the Participant will only receive a 401(k) Plus Contribution for the calendar quarter in which the transfer occurs if the 401(k) Plus Contribution is greater than the similar profit sharing contribution under a defined contribution plan of the Company. If a Participant transfers to a position during a calendar quarter in which he would have been eligible for a 401(k) Plus Contribution if he had been an eligible Participant on the first day of such calendar quarter from a position with the Company in which he was not eligible for a 401(k) Plus Contribution, but was eligible for a similar profit sharing contribution under a defined contribution plan of the Company, the Participant will receive a

401(k) Plus Contribution for the calendar quarter in which the transfer occurs, but only if the 401(k) Plus Contribution is greater than the other similar profit sharing contribution under a defined contribution plan of the Company. For purposes of this paragraph, the determination of all 401(k) Plus Contributions or other similar profit sharing contributions under a defined contribution plan of the Company shall be made by taking into account all of the Participant’s Gross Earnings with the Company during the relevant calendar quarter, regardless of whether such Gross Earnings were earned while he was eligible to participate in the Plan.
(b)	The 401(k) Plus Contribution will be a percentage of the Employee’s Gross Earnings for the calendar quarter for which the 401(k) Plus Contribution is made. The contribution percentage rate is based on the Employee’s full years of Credited Service as of the end of the calendar quarter for which the 401(k) Plus Contribution is made, with any fractional share of a year of Credited Service disregarded, and calculated as follows:

Years of Credited Service	Contribution Percentage Rate
Less than 5	2.50%
5-9	3.00%
10-14	3.50%
15-19	4.50%
20-24	6.00%
25 or More	8.00%
5.	(a)	In no event shall the annual addition to a Participant’s Account under this Plan and any other qualified defined contribution plan maintained by the Company, except to the extent permitted under Article III, Section 5 hereof and Section 414(v) of the Code, exceed the lesser of $40,000, or, if greater, the dollar limitation indexed for inflation under Section 415(d) of the Code ($45,000 effective January 1, 2007), or one hundred percent of the Participant’s total compensation from the Company. For purposes of this Article IV, Section 5 and the subsequent Sections of this Article IV, compensation is all amounts received by a Participant from the Company during a calendar year for the performance of personal services, to the extent that such amounts are includable in taxable income. In no event shall the amount of Salary Reduction Contributions to a Participant’s Account exceed $15,500 for any calendar year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Code) (except to the extent permitted under Article III, Section 5 hereof and Section 414(v) of the Code).
(b)	The annual addition shall be the sum of the following amounts credited to a Participant’s Account for the limitation year:
(i)	Company Matching Contributions,

(ii)	Salary Reduction Contributions,

(iii)	Profit Sharing Contributions,

(iv)	Stock Matching Contributions,

(v)	401(k) Plus Contributions, and

(vi)	amounts allocated, after March 31, 1984, to an individual medical account, as defined in Section 415(c)(2) of the Code, which is a part of a pension or annuity plan maintained by the Company.

Amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company are also treated as annual additions to a defined contribution plan.
(c)	For this purpose, any excess annual additions applied in the limitation year to reduce Company Contributions will be considered annual additions for such limitation year.

(d)	In the event a corrective distribution of excess annual additions is needed, the Plan shall distribute such corrective distribution not later than the first April 15 following the close of the calendar year. The income (or loss) allocable to any excess Salary Reduction Contributions shall be distributed as part of any corrective distribution.
     6. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the Company Contributions to the Participant’s Account made under this Plan shall be reduced as necessary, in the following order: Company Matching Contributions, Stock Matching Contributions, Salary Reduction Contributions, Profit Sharing Contributions and 401(k) Plus Contributions.

7.	(a)	If, as a result of the allocations of any Forfeitures or errors in estimating a Participant’s compensation, the annual addition to a Participant’s Account exceeds the permissible amount, the excess will be disposed of as follows:
(i)	If the Participant is covered by the Plan at the end of the limitation year, the excess amount in the Participant’s Account will be used to reduce Company Contributions (including any allocation of Forfeitures) for such Participant in the next Plan Year and each succeeding Plan Year if necessary.

(ii)	If the Participant is not covered by the Plan at the end of a Plan Year, the excess amount will be held unallocated in a suspense account. The suspense account will be applied to reduce Company Matching Contributions for all remaining eligible Participants in the next limitation year, and each succeeding year if necessary.

(iii)	If a suspense account is in existence at any time during the Plan Year pursuant to this Section, it will not participate in the allocation of the Trust investment gain and losses. If a suspense account is in existence at any time during a particular Plan Year, all amounts in the suspense account must be allocated and reallocated to eligible Participants’ accounts before any Company Contributions may be made to the Plan for that limitation year. Excess amounts may not be distributed to Participants.

(iv)	Any underpayments of Company Contributions will be corrected by the Company.

(b)	For purposes of this Article IV, Section 7 excess amounts attributable to a specific type of contribution (Salary Reduction Contributions, Company Matching Contributions, Stock Matching Contributions 401(k) Plus Contributions or Profit Sharing Contributions) may be utilized to reduce any contributions in the same or following year.

ARTICLE V — Vesting and Accrual
1.	Participants shall have an immediate fully Vested right to the portion of their Account attributable to Salary Reduction Contributions, Stock Matching Contributions (for Stock Matching Contributions contributed by Timken Industrial) and Rollover Contributions properly credited to their respective subaccounts and the Income attributable thereto.

2.	(a) The Vested percentage of a Participant’s Account attributable to 401(k) Plus Contributions is determined as follows:

Years of Continuous Service:	The Vested Percentage is:
Less than 3	0%
3 or More	100%
(b)	(i) The Vested percentage of a Participant’s Account attributable to Profit Sharing Contributions made for Plan Years beginning prior to January 1, 2007 is determined as follows:

Years of Continuous Service:	The Vested Percentage is:
Less than 5	0%
5 or More	100%
(ii)	The Vested percentage of a Participant’s Account attributable to Profit Sharing Contributions made for Plan Years beginning on or after January 1, 2007 is determined as follows:

Years of Continuous Service:	The Vested Percentage is:
Less than 3	0%
3 or More	100%
(c)	The Vested percentage of a Participant’s Account attributable to Company Matching Contributions and Stock Matching Contributions (for Stock Matching Contributions contributed by RBS) is determined as follows:

Years of Continuous Service:	The Vested Percentage is:
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or More	100%
     3. Notwithstanding the vesting schedules specified above, an Employee’s right to the portion of his Account attributable to the contributions described in Article V, Section 2 will be Vested upon death, Disability or attainment of Normal Retirement Age, provided such Participant is an Employee on such date.
4.	(a)	If a Participant ceases to be employed but is then re-employed by the Company after he has incurred a One-Year Break in Service, and such individual had received a distribution of his entire Vested interest (including where the Participant had no Vested amount in his Account) prior to reemployment, his forfeited Account shall be restored only if he repays the full amount distributed to him before the earlier of five years after the first date on which the Participant is subsequently re-employed by the Company or the close of the first period of five consecutive One-Year Breaks in Service commencing after the distribution.
(b)	If a distribution occurs for any reason other than a termination of employment, the time for repayment may not end earlier than five years after the date of distribution. In the event the former Participant repays the full amount distributed to him, the undistributed portion of the

Participant’s Account must be restored in full, unadjusted by gains or losses occurring after the Valuation Date preceding the distribution.
5.	(a)	If the Plan’s vesting schedule is changed or amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s Vested percentage, each Participant with at least three years of Continuous Service with the Company may elect, within the period described in subsection (b) below, to have the Vested percentage computed under the Plan without regard to such amendment or change.
(b)	The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:
(i)	60 days after the amendment is adopted;

(ii)	60 days after the amendment becomes effective; or

(iii)	60 days after the Participant is issued written notice of the amendment by the Company or Plan Administrator.
(c)	Furthermore, if the vesting schedule of the Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the Vested percentage (determined as of such date) of such Employee’s right to his Accrued Benefit derived from Company Contributions will not be less than the percentage computed under the Plan without regard to such amendment.

     6. If a distribution is made at a time when a Participant has a Vested right to less than one hundred percent of the Account balance derived from Company Contributions and the Participant may increase his Vested percentage in the Account:
          At any relevant time the Participant’s Vested portion will be equal to the amount (“X”) determined by the formula:
X = P(AB + D) – D
For purposes of applying the above formula: P is the Vested percentage at the relevant time, AB is the Account balance at the relevant time, and D is the amount of distribution. “Relevant time” means the time at which, under the Plan, the Vested percentage in the Account cannot increase.
     7. Any Forfeitures of Company Contributions (other than Profit Sharing Contributions) shall be used to reduce Company Contributions to the Trust. Any Forfeitures of Profit Sharing Contributions will be added to the Profit Sharing Contributions for the same Plan Year as provided in Article IV, Section 3.

ARTICLE VI — Operation of the Trust
1.	(a)	Except as provided in Sections 2 and 3 below, the Trust shall invest one hundred percent of the Stock Matching Contributions in Timken Stock. Except as provided in Sections 2 and 3 of this Article VI, the Trust shall invest one hundred percent of the Salary Reduction Contributions, Company Matching Contributions, Profit Sharing Contributions, 401(k) Plus Contributions, and Rollover Contributions in a fund determined by the Plan Administrator. The Company may, for administrative purposes, establish unit values for one or more investment funds (including Timken Stock) and maintain the Accounts setting forth each Participant’s interest in such investment fund (or portion thereof) in terms of such units, all in accordance with fair, equitable and administratively practicable rules and procedures as the Company shall design and adopt. Such rules and procedures shall be set forth in an administrative services agreement between the Company and the Trustee, which agreement shall be incorporated by reference and made a part of this Plan. In the event that unit accounting is established for any investment fund (or portion thereof) the value of a Participant’s Account at any time shall be an amount equal to the then value of a unit in such investment fund (or any portion thereof) multiplied by the number of units then credited to the Participant.
(b)	Notwithstanding any provision of the Plan to the contrary, (1) the Plan Administrator may establish rules and procedures relating to the investments in one or more of the investment options, which rules and procedures may be changed from time to time by the Plan Administrator, and (2) the investment options shall be subject to, and governed by, all applicable legal rules and restrictions and the rules specified by the investment option providers in the fund prospectus(es) or other governing documents thereof (to the extent such rules and procedures are imposed and enforced by the investment fund provider against the Plan or a particular Participant). Such rules, procedures and restrictions may limit the ability of a Participant to make transfers into or out of a particular investment option and/or may result in additional transaction fees or other costs relating to such transfers.
2.	(a)	A Participant may choose to invest his Salary Reduction Contributions, his Company Matching Contributions, his Profit Sharing Contributions, his 401(k) Plus Contributions, and his Rollover Contributions in the Timken Company Common Stock Fund, or in other investment options offered by the Plan Administrator. At the time the Participant enrolls or re-enrolls in the Plan, he may elect what percentage, if any, of his Salary Reduction Contributions, his Company Matching Contributions, his Profit Sharing Contributions, his 401(k) Plus Contributions, and his Rollover Contributions, in increments of one percent, he wishes to place in each investment option.

	(b)	A Participant can request fund transfers on any business day of his prior Salary Reduction Contributions, his Profit Sharing Contributions, his 401(k) Plus Contributions, his Company Matching Contributions, and his Rollover Contributions from one investment option to another. The

Participant may elect what percentage, if any, of those assets in the Participant’s Account eligible for transfer will be withdrawn in one percent increments from existing investment options. The Participant may then elect what percentage of the assets so withdrawn will be transferred to other investment options in one percent increments. In order to effectuate a transfer into or out of the Timken Company Common Stock Fund, shares of Timken Stock may be (i) bought and/or sold on the open market at the market price of the stock on any Valuation Date, or (ii) bought from and/or sold to the Company at the average of the high and low market price on the Valuation Date the request for purchase and/or sale is received by the Company, if cash is not available. Stock Matching Contributions can be transferred to another investment option only under the circumstances described in Sections 3 and 4 below.
(c)	The provisions of this Section 2 are subject to the rules, procedures and restrictions described in Section 1(b) of this Article VI. In furtherance of, but without limiting the foregoing, the Trustee, the Administrative Delegate, the Plan Administrator, or any investment option provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.
3.	(a)	Participants who (i) have attained at least age 55 or (ii) have at least 3 years of Continuous Service on January 1, 2007 will be permitted to transfer all of the value of their Account from Stock Matching Contributions to any investment option offered under the Plan. A

Participant meeting the age or service requirements can request investment transfers as described in subsection 2(b) above.
(b)	Participants who do not meet the age or service requirement of clause (a) of this Section 3 on January 1, 2007 will be permitted to transfer Stock Matching Contributions into any investment options offered under the Plan on the earliest of (i) attaining age 55, (ii) the third anniversary of the date on which such Participant is hired by his Employer, or (iii) the date such Participant obtains 3 years of Continuous Service.

(c)	The provisions of this Section 3 are subject to the rules, procedures and restrictions described in Section 1(b) of this Article VI. In furtherance of, but without limiting the foregoing, the Trustee, the Administrative Delegate, the Plan Administrator, or any investment option provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.
     4. Participants who have terminated service with the Company on account of Retirement will be permitted to transfer any portion of their Account to any investment option offered under the Plan, according to the procedures described in Section 2 above.
5.	(a)	The Trustee shall, following the end of each Valuation Date, value all assets of the Trust, allocate net gains or losses, and process additions to and withdrawals from Account balances in the following manner:
(i)	The Trustee shall first compute the fair market value of securities and/or the other assets comprising each investment fund designated by the Company for direction of investment by the Participants of this Plan. Each Account balance shall be adjusted each business day by applying the closing market price of the investment fund on the current business day to the share/unit balance of the investment fund as of the close of business on the current business day.
(ii)	The Trustee shall then account for any requests for additions or withdrawals made to or from a specific designated investment fund by any Participant, including allocations of contributions. In completing the valuation procedure described above, such adjustments in the amounts credited to such Accounts shall be made on the business day to which the investment activity relates. Contributions received by the Trustee pursuant to this Plan shall not be taken into account until the Valuation Date coinciding with or next following the date such contribution was both actually paid to the Trustee and allocated among the Accounts of Participants.

(iii)	Notwithstanding Subsections (i) and (ii) above, in the event a Pooled Investment Account is created as an investment option in this Plan, valuation of the Pooled Investment Account and allocation of earnings of the Pooled Investment Account shall be governed by the administrative services agreement for such Pooled Investment Account. The provisions of any such administrative services agreement shall be incorporated by reference and made a part of this Plan.

(b)	It is intended that this Article VI, Section 5 operate to distribute among the Participants’ Accounts in the Trust, all income of the Trust and changes in the value of the assets of the Trust.
     6. As soon as possible following the end of each calendar quarter, each Participant shall receive a statement showing the details of the Participant’s Beneficial Interest in the Trust.
     7. Investment fees attributable to a Participant’s choice of a particular investment option may be charged against the Participant’s Account balance in that investment option.
     8. The Plan Administrator shall provide notice of any Blackout Period to all Participants and Beneficiaries whose rights under the Plan will be temporarily suspended, limited, or restricted by the Blackout Period and to the issuer of Timken Stock subject to such Blackout Period. The notice required shall be written in a manner calculated to be understood by the average Plan Participant and shall include the following information:
(a)	the reasons for the Blackout Period;

(b)	a description of the rights otherwise available to Participants and Beneficiaries under the Plan which will be temporarily suspended, limited, or restricted by the Blackout Period;

(c)	the expected beginning date and ending date of the Blackout Period;

(d)	in the case of investments affected, a statement that the Participant or Beneficiary should evaluate the appropriateness of their current investment decisions in light of their inability to direct or diversify assets in their Accounts during the Blackout Period;

(e)	in any case in which the notice required is not furnished at least 30 days in advance of the last date on which Participants and Beneficiaries could exercise the affected rights immediately before the commencement of the Blackout Period, a statement that federal law generally requires that such notice be furnished at least 30 days in advance of the last date on which Participants and Beneficiaries could exercise the affected rights immediately before the commencement of a Blackout Period, and an explanation why at least 30 days advance notice could not be furnished; and
(f)	the name, address, and telephone number of the Plan Administrator responsible for answering questions about the Blackout Period.
If following the issuance of the notice there is a change in the beginning or ending date of the Blackout Period, the Plan Administrator shall furnish all affected Participants and Beneficiaries and the issuer of Timken Stock an updated notice explaining the reasons for the change in the date and identifying all material changes in the information contained in the prior notice.
     9. The term “Blackout Period” means, in connection with this Plan, any period for which any ability of Participants or Beneficiaries under the Plan, which is otherwise available under the terms of such Plan, to direct or diversify assets credited to their Accounts, to obtain loans from the Plan, or to obtain distributions from the Plan, is temporarily suspended, limited, or restricted, if such suspension, limitation, or restriction is for any period of more than three consecutive business days. A “Blackout Period” does not include a suspension, limitation, or restriction:
(a)	which occurs by reason of the application of the federal securities laws;

(b)	which is a change to the Plan which provides for a regularly scheduled suspension, limitation, or restriction which is disclosed to all affected

Participants or Beneficiaries through any summary of material modification, any materials describing specific investment alternatives under the Plan, or any changes thereto; or
(c)	which applies only to one or more individuals, each of whom is a Participant, an Alternate Payee, or any other Beneficiary pursuant to a qualified domestic relations order or pursuant to Article VI, Section 1(b) or 10(b).
     10. Notwithstanding any provision of the Plan to the contrary:
(a)	The Plan Administrator, in its sole and absolute discretion, may temporarily suspend, in whole or in part, certain Plan transactions, including, without limitation, the right to change or suspend contributions, and/or the right to receive a distribution, loan or withdrawal from an Account in the event of any conversion, change in Administrative Delegate and/or Plan merger or spinoff.

(b)	The Plan Administrator, in its sole and absolute discretion, may suspend, in whole or in part, temporarily or permanently, Plan transactions dealing with investments, including without limitation, the right of a Participant to change investment elections or reallocate Account balances in the event of any conversion, change in Administrative Delegate, change in investment options and/or Plan merger or spinoff.

(c)	In the event of a change in investment options and/or a Plan merger or spinoff, the Plan Administrator, in its sole and absolute discretion, may decide to map investments from a Participant’s prior investment fund elections to the then available investment options under the Plan. In the event that investments are mapped in this manner, the Participant shall be permitted to reallocate funds among the investment options (in accordance with the terms of the Plan and any relevant rules and procedures adopted for this purpose) after the suspension period described in Subsection (a) of this Section 10 (if any) is lifted.
     11. In the event of an erroneous payment or payment amount in excess of the Plan’s obligation, the Plan may reduce future benefits by the amount of the error or may recover the excess directly from the person to or for whom the payment was made. This right of recovery does not limit the Plan’s right to recover an erroneous payment in any other manner.

ARTICLE VII — Distributions from the Trust
1.	(a)	Except as hereinafter provided, the shares and cash held in the Trust for the benefit of a Participant shall be distributed to the Participant at the Participant’s request upon:
(i)	Retirement,

(ii)	attainment of age 70-1/2,

(iii)	a break in Continuous Service with the Company,

(iv)	a permanent layoff due to job elimination, general reduction in the workforce, or a plant or office closing; or

(v)	a hardship withdrawal.
(b)	The shares and cash held in the Trust for the benefit of a Participant remaining undistributed at the time of the Participant’s death shall be distributed to the Participant’s Beneficiary. The Account balance shall be adjusted for gains and losses occurring after the Participant’s death in accordance with usual Plan procedures until distribution of the Account is processed.

(c)	If the Plan Administrator finds that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of physical, mental or legal incompetence, the Plan Administrator, in its discretion, may cause any payment due to such Participant or Beneficiary from the Trust, for which prior claim has not been made by a duly qualified guardian or other legal representative, to be paid to the person deemed by the Plan Administrator to be maintaining or responsible for the maintenance of such Participant or Beneficiary. Any such payment shall be deemed for the account of such Participant or Beneficiary and shall constitute a complete discharge of any liability therefor under the Plan. If the Beneficiary contemplated by this Article VII, Section 1(c) is a minor, the benefit may be paid, at the direction of the person so determined to be maintaining or responsible for the maintenance of such Beneficiary, to a person or entity acting as a custodian under the applicable state law version of the Uniform Transfer to Minors Act or similar legislation.
2.	(a)	Except as provided in Article VII, Section 2(b), (i) the sole Beneficiary of a Participant who is married at the time of his death shall be his Spouse, and (ii) the sole Beneficiary of a Participant who is not married at the time of his death shall be his estate. For this purpose, a Spouse means a person who is married (as legally recognized by applicable state law) to the Participant.
(b)	A Participant may designate one or more Beneficiaries other than or in addition to his Spouse or estate, but only in accordance with the following rules.
(i)	A beneficiary designation may be made, revoked or changed only in writing on a form supplied by the Plan Administrator, signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. If a valid beneficiary designation is revoked and not replaced with a new and valid beneficiary designation prior to the Participant’s death, the Beneficiary shall be as provided in

Article VII, Section 2(a). An effective beneficiary designation filed with the Plan Administrator by a Participant shall act to revoke in their entirety all previous beneficiary designations filed by such Participant.
(ii)	A Participant may elect at any time to waive the surviving Spouse as Beneficiary and may revoke any such election at any time. Such an election shall not take effect unless the Spouse of the Participant (as of the date of death) has consented in writing to such election, such election designates a Beneficiary which may not be changed without spousal consent (or the consent of the Spouse expressly permits designations by the Participant without any requirement of further consent by the Spouse) and the Spouse’s consent acknowledges the effect of such election and is witnessed by a notary public, or it is established to the satisfaction of the Plan Administrator that the consent required may not be obtained because there is no Spouse, because the Spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a Spouse (or establishment that the consent of a Spouse may not be obtained) shall be effective only with respect to such Spouse.

(iii)	A Beneficiary must be a natural person, a trust that meets the requirements provided in Article VII, Section 2(b)(iv), the Participant’s estate, or an entity that is a tax-exempt organization qualified under Section 501(c)(3) of the Code. The person, trust or other entity to be designated as a Beneficiary, other than the Participant’s estate, must be in existence at the time the beneficiary designation is filed with the Plan Administrator. The Plan Administrator may require the Participant to provide evidence of the existence of the designated Beneficiary and, if applicable, the tax-exempt status of the Section 501(c)(3) organization, or the identity of named executor(s) of the Participant’s estate.
(iv)	To be designated as a Beneficiary, a trust must meet the following requirements: (A) the trust must be a valid trust under state law (or would be except for the fact that there is no trust corpus); and (B) the beneficiaries of the trust are identifiable from the trust instrument. The Plan Administrator may require the Participant to submit either the entire trust instrument or a certification of the trust on a form provided by the Plan Administrator.
     3. Distributions shall be made in cash, except that a Participant or Beneficiary entitled to a distribution from the Trust may, at the Participant’s or Beneficiary’s election, receive certificates for the full shares of Timken Stock held for his benefit and cash for any fractional interests in shares and investments in other investment options. All investment options, including Timken Stock, shall be valued using the market value of such investments and the closing price of Timken Stock on the day preceding the distribution, but not to exceed seven business days from the date forms are received by the Trustee.

4.	(a)	Distributions shall be made in a lump sum as soon as possible following completion of a distribution request form following one of the events described in Article VII, Section 1(a). Notwithstanding the foregoing, unless the Participant otherwise elects, distribution to a Participant will be made no later than the sixtieth day after the close of the Plan Year in which Continuous Service is broken, except as the minimum distribution requirements set forth in Article VII, Section 6 may otherwise require, or if the value of the Participant’s Vested Account is $1,000 or less. No distribution can be made from the Plan, after the Benefit Starting Date, without the written consent of the Participant, except that the Plan will make an immediate lump sum distribution to a Participant if the value of the Participant’s Vested Account is not more than $1,000 including, Rollover Contributions and any earnings allocable to Rollover Contributions.

	(b)	If the value of a Participant’s Vested Account balance exceeds $1,000 and the Account balance is immediately distributable, the Participant must consent to any distribution of such Account balance. An Account balance is immediately distributable if any part of the Account balance could be distributed to the Participant before the Participant attains the later of Normal Retirement Age or age 62. Effective March 28, 2005, the value of a Participant’s Vested Account balance will be calculated by including any Rollover Contributions and any earnings allocable to Rollover Contributions.

	(c)	Participants will also have the option to receive a distribution in installments. Subject to Article XIX, Section 13, the Participant may elect the frequency of the distribution which may be monthly, quarterly, semi-annually, or annually over a period not to exceed the recipient’s life expectancy. A Participant must have a minimum Account balance of $5,000 to elect installment distribution. After installment payments begin, when the Account balance becomes $5,000 or less, the entire balance will be distributed in a lump sum payment. Following the Participant’s death, the remainder of the Account balance, if any, shall be distributed to the Participant’s Beneficiary in a lump sum payment regardless of the amount.

	(d)	Unless the Participant otherwise elects, subject to subsection (b) of this Section 4, the payment of benefits to a Participant shall begin not later than the sixtieth day after the latest of the close of the Plan Year in which (i) the Participant attains age sixty-five, (ii) the Participant completes ten years of Continuous Service, or (iii) the Participant terminates his service with the Company.

5.	(a)	For distributions made from the Plan, the appropriate tax withholdings will be made, unless the Participant directs the Plan Administrator, pursuant to procedures to be implemented by the Plan Administrator, to roll over directly his eligible rollover distribution to an eligible retirement plan. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the

Participant, except that an eligible rollover distribution does not include (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and (iii) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible deferred compensation plan described in Section 457(b) of the Code which is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participant’s eligible rollover distribution. For purposes of this provision, a Participant includes an Employee or former Employee, a Participant’s surviving Spouse, a Participant’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, and a Participant’s non-Spouse Beneficiary; provided, however, that in the case of a Participant’s non-

Spouse Beneficiary, an eligible retirement plan only means an individual retirement account described in Section 408(a) of the Code and an individual retirement annuity described in Section 408(b) of the Code.
(b)	All components of a hardship withdrawal are not an eligible rollover distribution.
6.	Required Distributions.
(a)	General Rules.
(i)	The requirements of this Article VII, Section 6, shall apply to any distribution of a Participant’s Account and shall take precedence over any inconsistent provisions of this Plan, provided that the requirements of this Article VII, Section 6, shall not enlarge the distribution options currently available to Participants and Beneficiaries under the other provisions of Article VII of the Plan.

(ii)	All distributions required under this Section shall be determined and made in accordance with the regulations under Section 401(a)(9) of the Code.

(iii)	The Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) promulgated on April 17, 2002, notwithstanding any provisions of the Plan to the contrary.
(b)	Distributions Commencing During a Participant’s Lifetime.
(i)	The entire interest of a Participant must be distributed to such Participant no later than the Participant’s Required Beginning

Date, or must be distributed, beginning not later than the Required Beginning Date, over the life of the Participant or joint lives of the Participant and designated Beneficiary or over a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the designated Beneficiary.
(ii)	Required Beginning Date means, for a Participant who is a five-percent owner (as defined in Section 416 of the Code), April 1 of the calendar year following the calendar year in which he attains age 70 1/2.

(iii)	Required Beginning Date means, for any Participant who is not a five-percent owner (as defined in Section 416 of the Code), April 1 of the calendar year following the later of the calendar year in which he attains age 70 1/2 or the calendar year of his Retirement.

(iv)	The applicable distribution period for required minimum distributions for distribution calendar years up to and including the distribution calendar year that includes the Participant’s death is determined using the Internal Revenue Service’s Uniform Lifetime Table for the Participant’s age as of the Participant’s birthday in the relevant distribution calendar year.
(c)	Distributions Before Required Beginning Date. Lifetime distributions made before the Participant’s Required Beginning Date for calendar years before the Participant’s first distribution calendar year, need not be made in accordance with this Article VII, Section 6. However, if distributions commence before the Participant’s Required Beginning Date under a particular distribution option, the distribution option fails to satisfy the provisions of Section 401(a)(9) of the Code at the time distributions commence, if under the terms of the particular distribution option, distributions to be made for the Participant’s first distribution calendar year or any subsequent distribution calendar year fail to satisfy Section 401(a)(9).
(d)	Death After Distributions Have Begun. If distribution of the Participant’s interest has begun and the Participant dies before his entire interest has been distributed to him, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant’s death. The applicable distribution period for distribution calendar years after the distribution calendar year containing the Participant’s death is either the longer of the remaining life expectancy of the Participant’s designated Beneficiary or the remaining life expectancy of the Participant. If the Beneficiary is not an individual or does not otherwise meet the requirements of Section 401(a)(9) of the Code, the remaining life expectancy of the Participant must be utilized.

(e)	Death Before Required Beginning Date. If the Participant dies before his Required Beginning Date and distribution of his interest, distribution of the Participant’s entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(f)	Minimum Distribution Amount.

If a Participant’s benefit is to be distributed over:
(i)	a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant’s designated Beneficiary, or

(ii)	a period not extending beyond the life expectancy of the designated Beneficiary,

the amount required to be distributed for each calendar year beginning with the distributions for the first distribution calendar year, must be at least equal to the quotient obtained by dividing the Participant’s benefit by the applicable distribution period. For distribution calendar years up to and including the distribution calendar year that includes the Participant’s death, the required minimum distribution amount is determined under the Uniform Lifetime Tables promulgated by the Internal Revenue Service for the Participant’s age as of his birthday in the relevant distribution calendar year. If a Participant dies on or after the Required Beginning Date, the distribution period available for calculating the amount that must be distributed during the distribution calendar year that includes the Participant’s death is determined as if the Participant had lived throughout the year. If the sole designated Beneficiary of a Participant is the Participant’s surviving Spouse, for required minimum distributions during the Participant’s lifetime, the applicable distribution period is the longer of the distribution period determined in accordance with the preceding three sentences or the joint life expectancy of the Participant and Spouse using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year. The Spouse is the sole designated Beneficiary for purposes of determining the applicable distribution period only if the Spouse is the sole Beneficiary of the Participant’s entire interest at all times during the distribution calendar year.
(g)	Life expectancies for purposes of determining required minimum distributions must be computed using the Single Life Table and the Joint and Last Survivor Table promulgated by the Internal Revenue Service.

(h)	If distributions are made in accordance with this Article VII, Section 6, the minimum distribution incidental benefit requirement is satisfied.

(i)	Timing of Distributions. The minimum distribution required for the Participant’s first distribution calendar year must be made on or before the Participant’s Required Beginning Date. The minimum distribution for other calendar years, including the minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, must be made on or before December 31 of that calendar year.

(j)	Distribution to a Charitable Organization. If a Participant selects as his Beneficiary a tax-exempt organization qualified under Section 501(c)(3) of the Code, any interest under the Plan payable to said tax-exempt organization must be distributed no later than September 30 of the calendar year following calendar year in which the Participant dies.
(k)	Multiple Plans. If a Participant is a participant in more than one qualified retirement plan, the plans in which the Participant participates are not permitted to be aggregated for purposes of testing whether the distribution requirements are met. The distribution of the benefit of the Participant under each plan must separately meet the requirements.
     7. A Participant otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant shall direct the Plan Administrator to make said distribution, provided that such distribution must be made not later than the time specified in Article VII, Sections 4 and 6 above. Upon written notice (or by any other method approved by the Plan Administrator) from the Participant, such distribution shall be made as soon as possible after the notice is received.
     8. The assets of the Trust to be distributed to a Participant or Beneficiary shall include any cash (or shares (or cash in lieu of fractional shares), if the Participant or Beneficiary elects to receive shares) attributable to dividends payable to shareholders of record as of the end of the quarter with respect to which the calculation is being made.
9.	(a)	Partial or total distributions in the case of hardship (in the following hierarchical order of availability) of the Participant’s Salary Reduction Contribution Account and/or Rollover Contribution Account may also be made to a Participant, upon application to Timken. Any shares of Timken Stock held in any of these Accounts which will comprise part of the distribution shall be liquidated by the Trustee prior to the distribution to the Participant, unless the Participant elects to receive the shares of Timken Stock. The distribution will be drawn pro-rata from all the available investment funds. If a Participant elects a withdrawal prior to the date of his Retirement, termination of employment on account of his Disability or termination of service with the Company, such withdrawal will be made only if, under uniform rules and regulations and in conformance with procedures established by the Plan Administrator, the Trustee determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from the resources of the Participant.
(b)	The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the (i) costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant, (ii) payment of tuition, related educational fees, and room and board expenses for up to the next twelve months of post-secondary education for the Participant, the Participant’s Spouse, children or dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B), (iii) expenses for (or necessary to obtain)

medical care that would be deductible under Section 213(d) of the Code (determined without regard whether the expenses exceed 7.5% of adjusted gross income), (iv) payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of that principal residence, (v) payment for burial or funeral expenses for the Participant’s deceased parent, Spouse, children or dependents (as defined in Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B) of the Code), and (vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income).
(c)	The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant (grossed up to reflect the income taxes that will be assessed on the distribution if the Participant so requests), the Participant has obtained all distributions (including distributions of ESOP dividends under Code Section 404(k) but not hardship distributions) and all available nontaxable loans under all plans maintained by the Company (including, without limitation, any qualified and non-qualified deferred compensation plan and any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan)), and the Participant agrees that all Salary Reduction Contributions and all other Participant contributions to all plans maintained by the Company, including, without limitation, any non-qualified deferred compensation plan, any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan) and any stock option, stock purchase or similar plan, will be suspended until six months after receipt of the hardship distribution.
(d)	Such election may be made at any time, but not more frequently than once every twelve months for reasons other than the payment of post-secondary education tuition. Elections for the payment of post-secondary education tuition, related educational fees and room and board expenses may be made as often as every calendar quarter, and may be made in addition to a hardship withdrawal for a non-tuition payment reason. All hardship withdrawal elections shall be made by a Participant on written forms supplied by the Trustee for that purpose. Such distributions shall be processed immediately following completion of the application procedures.
10.	(a)	The Company may transfer a Participant’s Account under the Plan to another qualified defined contribution plan maintained by a Controlled Group Member, when the Participant transfers employment from an employee group covered by the Plan to an employee group not so covered, provided that the other plan accepts such transfers, and further provided that the transfer does not include any 401(k) Plus Contributions in a Participant’s Account. The Plan Administrator may establish such nondiscriminatory restrictions and rules applicable to such transfers as it may determine to be necessary or desirable to maintain the qualified status of the Plan (and any other plan sponsored by Timken or by a Controlled Group Member) under the Code; including, without limitation, rules insuring that such transfers comply with Sections 411(a) and 411(d)(6) of the Code and the regulations thereunder.
(b)	When a Participant transfers employment from an employee group not covered by the Plan to an employee group covered by the Plan and has otherwise satisfied the eligibility requirements of the Plan, the Company may transfer the Participant’s Account balance under another qualified defined contribution plan maintained by a Controlled Group Member which authorizes such transfers to the Plan. The Plan Administrator may establish such nondiscriminatory restrictions and rules applicable to such transfers from the transferor plan and transfers to the Plan as it may determine to be necessary or desirable to maintain the qualified status of the Plan and any other plan sponsored by Timken or by a Controlled Group Member under the Code, including, without limitation, rules ensuring that such transfers comply with Section 411(a) and 411(d)(6) of the Code and the regulations thereunder. In no event shall any amount be transferred to the Trust from a defined benefit pension plan or a money purchase pension plan of the Controlled Group.
(c)	If any portion of a Participant’s benefit is transferred in a distribution calendar year with respect to that Participant in order to satisfy the minimum distribution rules in Article VII, Section 6, the transferor plan must determine the amount of the required minimum distribution with respect to that Participant for the calendar year of the transfer using the Participant’s benefit under the transferor plan before the transfer. If any portion of a Participant’s benefit is transferred in the Participant’s second distribution calendar year, but on or before the Participant’s Required Beginning Date, in order to satisfy Article VII, Section 6, the transferor plan must determine the amount of the minimum distribution requirement for the Participant’s first distribution calendar year based on the Participant’s benefit under the transferor plan before the transfer. The transferor plan may satisfy the minimum distribution requirement for the calendar year of the transfer (and the prior year if applicable) by segregating the amount which must be distributed from the Participant’s benefit and not transferring that amount. Such amount may be retained by the transferor plan and must be distributed on or before the date required under Article VII, Section 6, of the Plan.
     11. If overpayments or underpayments of benefits under the Plan have been made to a Participant or Beneficiary, the amount of benefits will be appropriately adjusted, provided that the correction of any underpayments shall not result in the payment of interest to a Participant or Beneficiary on any such underpaid amounts.
     12. Any distribution fees charged may be paid by the Participant and/or Beneficiary from funds in the Trust.

ARTICLE VIII — Equity Determination
1.	(a)	The Plan Administrator may amend or revoke the Salary Reduction Contribution election of any Participant at any time, if the Plan Administrator determines that such revocation or amendment is necessary to ensure that the annual addition to a Participant’s Account for any Plan Year will not exceed the limitations of Article IV, Section 5, or to ensure that the discrimination tests of Section 401(k) of the Code are met for such Plan Year. The discrimination tests shall be (i) that the Employees eligible to benefit under this Plan shall satisfy the nondiscrimination provisions of Section 410(b)(1) of the Code and (ii) that the actual deferral percentage for Highly Compensated Employees for such Plan Year bears a relationship to the actual deferral percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:
(i)	the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by 1.25, or

(ii)	the excess of the actual deferral percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two percentage points, and the actual deferral percentage for the group of Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by two.

(b)	For purposes of this Section, the actual deferral percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:
(i)	the amount of Salary Reduction Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year, excluding any Catch-Up Salary Reduction Contributions, as well as any Company Matching Contributions, any Stock Matching Contributions, any 401(k) Plus Contributions and any Profit Sharing Contributions that are treated by the Plan Administrator as elective contributions to the Plan, to

(ii)	the Employee’s compensation (as defined in Section 414(s) of the Code) for such Plan Year.
(c)	For purposes of determining whether the Plan satisfies the actual deferral percentage test, all Salary Reduction Contributions, excluding any Catch-Up Salary Reduction Contributions, as well as any Company Matching Contributions, any Stock Matching Contributions, any 401(k) Plus Contributions and any Profit Sharing Contributions treated by the Plan Administrator as elective contributions that are made under two or more plans that are aggregated for the purpose of satisfying Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for the purpose of satisfying Section 401(k) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and

410(b) of the Code as though they were a single plan. In calculating the actual deferral percentage, the actual deferral ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(k) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan and in the event that such plans have different plan years, all Salary Reduction Contributions made during the Plan Year under all such plans shall be aggregated. Notwithstanding the foregoing, plans that are not permitted to be aggregated under Treasury Regulations issued under Section 401(k) of the Code shall be treated as separate arrangements.
2.	(a)	The Plan Administrator may amend or revoke the Salary Reduction Contributions election of any Participant at any time, if the Plan Administrator determines that such revocation or amendment is necessary to ensure that the discrimination tests of Section 401(m) of the Code are met for such Plan Year. The discrimination tests shall be that the actual contribution percentage for Highly Compensated Employees for such Plan Year bears a relationship to the actual contribution percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:
(i)	the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by 1.25, or

(ii)	the excess of the actual contribution percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two percentage points, and the actual contribution percentage for the group of Highly Compensated Employees is not more than the actual contribution percentage of all other eligible Employees multiplied by two.
(b)	For purposes of this Section, the actual contribution percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:
(i)	the amount of Company Matching Contributions and Stock Matching Contributions actually paid to the Trust on behalf of each such Employee for such Plan Year, as well as any Salary Reduction Contributions (excluding any Catch-Up Salary Reduction Contributions), any 401(k) Plus Contributions and any Profit Sharing Contributions that are treated by the Plan Administrator as matching contributions to the Plan, to

(ii)	the Employee’s compensation (as defined in Section 414(s) of the Code) for such Plan Year.
(c)	For purposes of determining whether the Plan satisfies the actual contribution percentage test of Section 401(m) of the Code, all matching contributions that are made under two or more plans that are aggregated for purposes of satisfying Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code), are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of satisfying Section 401(m) of the Code, the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) of the Code as though they were a single plan. In calculating the actual contribution percentage, the actual contribution ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan and in the event that such plans have different plan years, all Company Matching Contributions and Stock Matching Contributions made during the Plan Year under all such plans shall be aggregated. Notwithstanding the foregoing, plans that are not permitted to be aggregated under Treasury Regulations issued under Section 401(k) of the Code shall be treated as separate arrangements.
     3. In the event that the Plan should fail to meet the test set forth in Article VIII, Section 1, the amount of excess contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling methods:
(a)	the total dollar amount of excess aggregate contributions is determined by reducing contributions on behalf of Highly Compensated Employees in the order of their deferral percentages, beginning with the highest of such percentages and continuing until the actual deferral percentage test is satisfied;

(b)	the amount determined in (a) above is reallocated beginning with the Highly Compensated Employee with the highest dollar amount of contributions taken into account in performing the actual deferral percentage test to equal the dollar amount of the Highly Compensated Employee with the next highest dollar amount of such contributions and continuing in succeeding order of the Highly Compensated Employees until all excess aggregate contributions are accounted for as determined in (a) above;
(c)	each Highly Compensated Employee will receive a distribution of his portion of excess aggregate contributions determined in step (b) above.
     For each Highly Compensated Employee, the amount of excess contributions is equal to the total Salary Reduction Contributions (excluding any Catch-Up Salary Reduction Contributions), plus Company Matching Contributions, Stock Matching Contributions, 401(k) Plus Contributions, and Profit Sharing Contributions treated as elective contributions, on behalf of the Participant.
     Excess contributions (and income allocable thereto through a date no more than seven days before the date of distribution) are distributed in accordance with this Article VIII, Section 3, only if such excess contributions (and allocable income) are designated by the Company as a distribution of excess contributions (and income) and are distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions occurred and within twelve months after the close of such Plan Year.
     A corrective distribution of excess contributions (and income) is includable in gross income of the Participant on the earliest dates any Salary Reduction Contributions by the Participant during the Plan Year would have been received by the Participant had he originally elected to receive the amounts in cash, or, if distributed more than two and a half months after the Plan Year for which such contributions were made, in the taxable year of the Participant in which distributed.
     The amount of excess contributions to be distributed under this Article VIII, Section 3, with respect to a Participant for a Plan Year shall be reduced by any excess Salary Reduction Contribution elections under Article III, Section 1, previously distributed to such Participant for the Participant’s taxable year ending with or within such Plan Year. The amount of excess Salary Reduction Contribution elections that may be distributed under Article IV, Section 5, with respect to a Participant for a calendar year shall be reduced by any excess contributions previously distributed with respect to such Participant for the Plan Year beginning with or within such calendar year. In the event of a reduction under this paragraph, the amount of excess contributions includable in the gross income of the Participant and the amount of excess contributions reported by the Company as includable in the gross income of the Participant shall be reduced by the amount of the reduction under this paragraph.
     4. In the event that the Plan should fail to meet the test set forth in Article VIII, Section 2, the amount of excess aggregate contributions for a Highly Compensated Employee for a Plan Year is to be determined by the following leveling methods:
(a)	the total dollar amount of excess aggregate contributions is determined by reducing contributions on behalf of Highly Compensated Employees in the order of their contribution percentages, beginning with the highest of such percentages and continuing until the actual contribution percentage test is satisfied;

(b)	the amount determined in (a) above is reallocated beginning with the Highly Compensated Employee with the highest dollar amount of contributions taken into account in performing the actual contribution percentage test to equal the dollar amount of the Highly Compensated Employee with the next highest dollar amount of such contributions and continuing in succeeding order of the Highly Compensated Employees until all excess aggregate contributions are accounted for as determined in (a) above;
(c)	each Highly Compensated Employee will receive a distribution of his portion of excess aggregate contributions determined in step (b) above.
     The amount of excess aggregate contributions with respect to an Employee for a Plan Year shall be determined only after first determining the excess contributions that are treated as Employee contributions for the Plan Year due to recharacterization. For each Highly Compensated Employee, the amount of excess aggregate contributions is equal to the total Company Matching Contributions and Stock Matching Contributions, plus Salary Reduction Contributions (excluding any Catch-Up Salary Reduction Contributions), 401(k) Plus Contributions, and Profit Sharing Contributions treated as matching contributions, on behalf of the Participant.
     Excess aggregate contributions (and income allocable thereto through a date no more than seven days before the date of distribution) are distributed in accordance with this Article VIII, Section 4, only if such excess aggregate contributions (and allocable income) are designated by the Plan Administrator as a distribution of excess aggregate contributions (and income) and are distributed to appropriate Highly Compensated Employees after the close of the Plan Year in which the excess aggregate contributions occurred and within twelve months after the close of the following Plan Year.

     5. The provisions of this Article VIII are effective for Plan Years beginning on or after January 1, 2006.
     A corrective distribution of excess contributions (and income) is includable for the taxable year of the Participant ending with or within the Plan Year for which the excess aggregate contributions were made or, if distributed more than two and a half months after the Plan Year for which such excess aggregate contributions were made, in the taxable year of the Participant in which distributed.

ARTICLE IX — Loans from the Trust
1.	(a)	A Participant or alternate payee who has succeeded to the interest of a Participant, may obtain a loan from the Trust upon proper application to the Trust pursuant to procedures established by Timken. For purposes of this Article IX, the term “Participant” shall include an alternate payee described in the preceding sentence. The nature and amount of the loan must conform to the following rules and limits:
(i)	The Participant may borrow only from his Beneficial Loan Interest in his Account;

(ii)	The minimum loan amount is $1,000;

(iii)	The maximum loan amount is fifty percent of the Participant’s Beneficial Loan Interest, provided, that no loan may be greater than $50,000, reduced by the excess (if any) of (A) the highest outstanding loan balance from the Plan and any other plan of a Controlled Group Member during the one year period ending on the day before the date on which such loan is made over (B) the outstanding loan balance from the Plan and any other plan of a Controlled Group Member on the date on which such loan is made. The Trustee will accept only the Participant’s Accrued Benefit as collateral for loans.

(iv)	The term of the loan cannot exceed five years, except that the term of a loan made for the purpose of purchasing a primary residence cannot exceed 30 years. The term of a loan that is not for the purchase of a primary residence may be extended beyond five years for a Participant on military leave from the Company with the term of the extension not to exceed the length of such military leave.
(v)	A Participant may have only one loan from this Plan in effect at any one time and may apply for a subsequent loan immediately after his previous loan is paid in full.

(vi)	The Plan Administrator will establish the rate of interest to be charged on all loan balances. This rate of interest will be one percent in excess of the prime rate as published in the Wall Street Journal on the first business day of the month in which the loan is granted. A Participant on a military leave from the Company may be entitled to the interest rate reduction provided in the Soldiers’ and Sailors’ Civil Relief Act of 1940.

(vii)	If the Participant is an active Employee, the loan shall be repaid by the Participant through payroll deduction as established by the loan agreement. If the borrower is not an active Employee, the borrower and the Plan Administrator shall agree to a repayment schedule which shall be incorporated in the loan agreement.

(viii)	The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty.

(ix)	Any loan fees charged will be paid by the Participant from funds other than those in the Trust.

(x)	Interest paid by the Participant in excess of the loan fees, if any, will be credited directly to the Participant’s Account.

(xi)	The loan amount will be taken on a pro-rata basis from the Beneficial Loan Interest in all investment options at the time of the loan and on a pro-rata basis from eligible Company and Participant contributions at the time of the loan. Repayments will be redeposited into the Participant’s Account according to the investment options elected by the Participant at the time the repayment is made under Article VI, Section 2(a), except for amounts which must be reinvested in Timken Stock.

(xii)	The Trustee will declare a loan to be in default when the loan is in arrears of repayment for more than 90 days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount of the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. The amount of the default will not constitute part of subsequent distributions from the Trust.

(xiii)	The Plan Administrator may agree to a suspension of loan payments for up to twelve months for a Participant who is on a leave of absence without pay. During the suspension period interest shall continue to accrue on the outstanding loan balance. At the expiration of the suspension period all outstanding loan payments and accrued interest thereon shall be due unless otherwise agreed upon by the Plan Administrator.
(xiv)	The proceeds of the loan cannot be applied toward the purchase of any securities.

(xv)	Loan repayments may be suspended under this Plan as permitted under Section 414(u) of the Code.
     2. Loans may be applied for on any business day and will be processed as soon as practicable. Any loan whose term extends beyond five years must be on a written application form available from and returned to the Trustee.

ARTICLE X — Voting of Shares Held by the Trustee
     Each Participant, each Beneficiary who has succeeded to the interest of a Participant and each alternate payee (“Eligible Participants and Beneficiaries”) in this Plan shall have the authority to direct the exercise of voting rights as to whole shares of Timken Stock held for the benefit of the Eligible Participant or Beneficiary as of the most current Valuation Date available preceding the record date for the shareholders’ meeting. Timken shall furnish Timken’s Annual Report, Notice of Annual Meeting, Proxy Statement, Proxy Card and other shareholder information to each Eligible Participant and Beneficiary and shall solicit each Eligible Participant’s and Beneficiary’s vote; Timken reserves the option to retain the Trustee or other service provider to perform these services. All other shares of Timken Stock held in the Trust, including shares not voted by Eligible Participants or Beneficiaries or not yet allocated to Eligible Participants or Beneficiaries, are to be voted by the Trustee in the same ratio for the election of Directors and for or against each issue as the applicable votes directed by Eligible Participants and Beneficiaries with respect to whole shares of Timken Stock.

ARTICLE XI — Merger, Consolidation or Transfer
     In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had then terminated).

ARTICLE XII — Conditions to the Effectiveness and Continuance of this Plan
     1. An Employer will not be required to make any contributions to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k) and 401(m) of the Code, and exempt from Federal Income Tax under Section 501(a) of the Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.
     2. An Employer will not be required to make any contributions to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the Company’s contributions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.

ARTICLE XIII — Amendment or Termination of Plan
1.	(a)	Timken expects to continue this Plan indefinitely, but reserves the right to terminate the Plan or to amend the Plan in any other respect and in any manner that it may deem advisable. Any such amendment shall be in writing. Upon delivery of written notice from Timken to the Trustee, the Plan and Trust Agreement shall be deemed to have been terminated or amended in the manner set forth therein, and all Participants and all persons claiming any interest hereunder shall be bound thereby; provided that no termination or amendment:
(i)	shall have the effect of vesting in the Company any interest in any property held subject to the terms of the Plan;

(ii)	shall cause or permit any property held subject to the terms of the Plan to be diverted to purposes other than the exclusive benefit of Participants and their Beneficiaries;

(iii)	shall reduce the interest of a Participant in the Trust property as of that time or his right to enjoy such interest without the written consent of the Participant;

(iv)	shall increase the duties or liabilities of the Trustee without its written consent.
     2. Without terminating this Plan, an Employer may, at its sole discretion and at any time, reduce or suspend its contributions to this Plan.
     3. In the event of termination or partial termination of the Plan or a complete discontinuance of contributions, Participants who are no longer eligible to participate in the Plan, Beneficiaries of deceased Participants, and alternate payees who are affected by such termination, partial termination or complete discontinuance of contributions shall have a fully Vested interest in the amounts credited to their respective Accounts at the time of such termination, partial termination or discontinuance.
     4. Upon the termination of the Plan and Trust, after proportional adjustment of the Accounts to reflect losses or profits and reallocations to the date of termination, each Participant, Beneficiary of a deceased Participant, and alternate payee shall be entitled to receive any Vested amounts then credited to his Account in the Trust. Distribution of such amounts shall be made upon the Participant’s attainment of age 59-1/2, or if earlier, the termination of his employment with the Company.
     5. In the event that amendments to this Plan are necessary or desirable for the purpose of (a) obtaining a favorable ruling by the Internal Revenue Service concerning the qualification of or any matter arising under this Plan, (b) clarifying any ambiguity, correcting any apparent error, or supplying any omission from the provisions of this Plan, or (c) facilitating or improving the administration of this Plan, such amendments may be made by Timken; provided that no such amendment shall adversely affect any of the rights of Participants or prospective Participants in this Plan, nor impose additional obligations on the Company, or relieve the Company of any obligations prescribed hereby.
     6. The Board of Directors of Timken may delegate its duties and responsibilities with respect to the Plan to such officer or officers (or their designees, except the Administrative Delegate) as the Board of Directors may determine and may allocate to and among any one or more of such officers such duties and responsibilities, including the power to amend the Plan in any manner or suspend or modify the level of Company Contributions to the Plan.

ARTICLE XIV — Nonalienation of Participants’ Interests
     1. No right to the monies contributed by a Participant or an Employer under this Plan, nor in any shares held by the Trustee, nor any dividends thereon, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale or transfer of any kind prior to being distributed to the Participant as provided in the Plan. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell or otherwise transfer his right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment or levy. In the event of an attempted attachment, garnishment or levy of the Participant’s interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan. For purposes of this Section, Participant also includes Beneficiaries and alternate payees.
     2. Section 1 of this Article XIV shall not apply if the attachment or garnishment of the Participant’s interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree or order that relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (a) the name and last known mailing address of the Participant and of each alternate payee covered under the order, (b) the amount or percentage of the Participant’s benefits to be paid to any alternate payee, or the manner in which such amount or percentage is to be determined, (c) the number of payments or the period to which the order applies, and (d) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.
     3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Plan Administrator a written request regarding the time and manner of payment of the alternate payee’s interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Code, such request shall be considered by the Plan Administrator and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an alternate payee shall be those set forth in Article VI, Section 2, Article VII, Sections 4 and 5 and Article IX, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Article VII, Sections 4 and 5 and Article IX. If an alternate payee so desires, distribution of an alternate payee’s interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Plan Administrator and by the court.

ARTICLE XV — Tender Offers
     1. In the event a tender offer, as determined by the Board of Directors of Timken (a “Tender Offer”), for shares of Timken Stock is commenced, then, notwithstanding any other provision of the Plan or the Trust Agreement, each Participant, each Beneficiary who has succeeded to the interest of a Participant and each alternate payee (“Affected Participants and Beneficiaries”) shall, in accordance with the following provisions of this Article XV, have the right to decide if Timken Stock credited to his Account shall be tendered.
     2. In the event of a Tender Offer, Timken shall cause to be sent to each Affected Participant and Beneficiary who at any time during the effective period of the Tender Offer has any Timken Stock credited to his Account all information pertinent to such Tender Offer, including all the terms and conditions thereof, together with written material pursuant to which the Affected Participant and Beneficiary may direct the Trustee to tender or sell pursuant to the Tender Offer all or part of the Timken Stock credited to his Account. Affected Participants and Beneficiaries also shall have the right, to the extent the terms of the Tender Offer so permit, to direct the withdrawal of such shares from the tender. The Trustee shall tender or sell only those shares of Timken Stock as to which valid and timely directions to tender or sell are received and not validly and timely revoked, and all other shares of Timken Stock held under the Plan shall continue to be held by the Trustee. If, in the course of a Tender Offer, an issue shall arise on which Affected Participants and Beneficiaries are required to have an opportunity to alter their circumstances, Timken shall solicit the directions of such Affected Participants and Beneficiaries with respect to each such issue and act in response to such direction. The Trustee shall adopt a deadline, after which directions to tender (or to withdraw from tender) Timken Stock will not be accepted, sufficiently in advance of any applicable deadline under the terms of the Tender Offer to allow the Trustee to implement directions received from Affected Participants and Beneficiaries.
     3. To the extent that a Tender Offer is for cash, proceeds from the sale of any shares of Timken Stock pursuant to such offer shall be held by the Trustee in an interest bearing account or in short-term government bonds acquired by the Trustee upon the receipt of any such cash proceeds. To the extent that a Tender Offer is for property other than cash, property received by the Trustee from the sale of any shares of Timken Stock pursuant to such offer shall be held by the Trustee in a general investment fund established by the Trustee upon the receipt of any such property.
     4. Any decision by an Affected Participant or Beneficiary to tender (or not tender) or to sell (or not sell), and any other direction by an Affected Participant or Beneficiary, pursuant to this Article XV shall constitute an exercise of control by such Affected Participant or Beneficiary over the assets allocated to his Account within the meaning of Section 404(c) of ERISA.

ARTICLE XVI — Top-Heavy Provisions
     1. Definitions. For the purposes of this Article XVI, the following definitions shall apply:
(a)	“Key Employee” means an Employee or former Employee who at any time during the Plan Year containing the Determination Date (or during the four preceding Plan Years for Plan Years commencing prior to December 31, 2002) is:
(i)	an officer of the Company having an annual compensation greater than $130,000 (adjusted under Section 416(i)(1) of the Code);

(ii)	a five-percent owner of the Company; or

(iii)	a one-percent owner of the Company who has an annual compensation above $150,000.
For purposes of determining the number of officers taken into account under clause (i) above, Employees described in Section 414(q)(8) of the Code will be excluded. “Key Employee” shall also include such Employee’s Beneficiary in the event of his death.
     The definition of Key Employee shall be interpreted in accordance with Section 416(i) of the Code and the rules and regulations promulgated thereunder. Any Employee who does not meet the requirement of this definition shall be considered a non-Key Employee.
(b)	“Determination Date” means the last day of the preceding Plan Year.
     2. Top-Heavy Determination. This Plan shall be top-heavy for any Plan Year if, as of the Determination Date, the aggregate of the Accounts of Key Employees under the Plan exceeds sixty percent of the aggregate of the Accounts of all Employees under the Plan. For purposes of this determination, the following rules shall apply:
(a)	Employees shall include former Employees, Beneficiaries and former Beneficiaries who have a benefit greater than zero on the Determination Date.

(b)	The amount of the Account of any Employee shall be increased by the aggregate distributions made with respect to such Employee within the 1-year period ending on the Determination Date (including distributions under a terminated plan which if it had not been terminated would have been included in a required aggregation group under Section 416(g)(2)(i) of the Code) unless such aggregate distributions were made for a reason other than a severance from employment, death, or disability, in which case the preceding provisions shall be applied by substituting a 5-year period for the 1-year period.

(c)	The Account of any Employee who is not a Key Employee as of the Determination Date but who was a Key Employee during any prior Plan Year shall be disregarded.

(d)	The Account of any Employee who has not performed any services for the Company at any time during the 1-year period ending on the Determination Date shall not be taken into account.

(e)	If the Company maintains other plans which are qualified under Section 401 of the Code, the top-heavy determination described above shall be made by aggregating the Accounts under this Plan with the accounts or the present values of the cumulative accrued benefits under (i) any such other plan (including plans terminated in the past 1 year) in which a Key Employee is a participant and (ii) any such other plan (including plans terminated in the past 1 year) which enables a plan in which a Key Employee is a participant to meet the requirements of Section 401(a)(4) or Section 410 of the Code. The Company may also aggregate any such other plans not required to be aggregated, provided the resulting group of plans, taken as a whole, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(f)	The Accrued Benefit of any Employee (other than a Key Employee) shall be determined by the method used for accrual purposes for all plans of the Company.

(g)	The top-heavy determination under this Section shall be made in accordance with Section 416 of the Code and the rules and regulations promulgated thereunder.
     3. Top-Heavy Requirements. If the Plan is deemed to be top heavy under Section 2 then, notwithstanding any other provision of the Plan to the contrary, the following shall apply with respect to each Plan Year in which the Plan is top-heavy:
(a)	Minimum Contributions. The Company Contributions for each Participant who is not a Key Employee shall not be less than three percent of such Participant’s Gross Earnings or the largest percentage of the Company Contributions of the Key Employee’s Gross Earnings allocated on behalf of any Key Employee for that year, provided if the highest rate allocated to a Key Employee is less than three percent, amounts contributed as a result of salary reduction agreements must be included in determining the contributions made on behalf of Key Employees. Company Matching Contributions and Stock Matching Contributions will be taken into account in determining whether the minimum contribution requirement has been satisfied. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Participant’s failure to complete 1,000 Hours of Service or (ii) the Participant’s failure to make mandatory Participant contributions to the Plan, provided, however, this provision shall not apply to any Participant who was not an Employee on the last day of the Plan Year. Company Contributions allocated under any other defined contribution plan of the Company, in which any Key Employee participates or which enables another defined contribution plan to meet the requirements of Section 401(a)(4) or 410 of the Code, shall be considered contributions and Forfeitures allocated under this Plan. In the case of any non-Key Employee Participant who is also a participant in any defined benefit pension plan of the Company, the foregoing provisions of this Section shall be applied, but with five percent substituted for three percent.

(b)	Adjusted Code Section 415 Limitations. In the case of a non-Key Employee participating only in a defined benefit pension plan, the additional minimum benefit for each year of Continuous Service counted is one percentage point, up to a maximum of ten percentage points, of the Employee’s average compensation for the five consecutive years when the Employee had the highest aggregate compensation from the Company. In the case of a non-Key Employee participating only in this or another defined contribution plan, the additional minimum contribution is one percent of the Employee’s compensation. In the case of a non-Key Employee participating both in a defined benefit pension plan and this or another defined contribution plan, there is no additional minimum benefit, but the additional minimum contribution shall be two and one-half percent of the Employee’s compensation.

(c)	Vesting Schedule. For any Plan Year during which the Plan is Top Heavy, the vesting schedules set forth in Article V, Section 2, will automatically continue to apply to all benefits within the meaning of Section 411(a)(7) of the Code except those attributable to Participant contributions, including benefits accrued before the effective date of Section 416 of the Code and benefits accrued before the Plan became Top Heavy. Further, no decrease in a Participant’s Vested percentage may occur in the event that the Plan’s status as Top Heavy changes for any Plan Year.

ARTICLE XVII — Plan Administration
     1. Timken shall be the Plan Administrator and have responsibility for the administration of this Plan, including power to construe this Plan, to determine all questions that shall arise hereunder, including particularly questions on eligibility and participation of Employees and allocations of Company Contributions to Participants’ Accounts and all matters necessary for it properly to discharge its duties, powers and obligations and to apply its established policies concerning the employment status of Participants. The decision of Timken made in good faith upon any matter within the scope of its authority shall be final, but Timken at all times in carrying out its decisions shall act in a uniform and nondiscriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

2.	(a)	Timken will make all determinations as to the right of any persons to benefits under the Plan in accordance with the governing Plan documents and will ensure that Plan provisions are applied consistently with respect to similarly situated claimants. Any denial by Timken of a claim for benefits under the Plan by a claimant, who may be a Participant or Beneficiary, will be stated in writing by Timken and delivered or mailed to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless Timken determines that special circumstances require an extension of time for processing the claim. Written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination, which cannot exceed a period of 90 days from the end of the initial period.

(b)	Timken shall provide a claimant with written or electronic notification of any adverse benefit determination. The notification shall set forth in a manner calculated to be understood by the claimant:
(i)	The specific reason or reasons for the adverse determination;

(ii)	Reference to the specific Plan provisions on which the determination is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)	In addition, Timken will provide an opportunity to any claimant whose claim for benefits has been denied an opportunity for a full and fair review of the denial. As part of the review, Timken will:
(i)	Provide a claimant at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination;

(ii)	Provide a claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

(iii)	Provide that a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(iv)	Provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)	Timken shall provide a claimant with written or electronic notification of the Plan’s benefits determination on review within 60 days after Timken receives the request for review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant:
(i)	The specific reason or reasons for the adverse determination;

(ii)	Reference to the specific Plan provisions on which the benefit determination is based;

(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
(e)	The decision of Timken shall be made by a committee consisting of at least three employees of the Company familiar with the legal, human resource, and financial issues relative to the operation and administration of the Plan.

(f)	A claimant may designate an authorized representative and Timken shall deal directly with that authorized representative.
          3. Timken may, from time to time, authorize and instruct certain of its employees to perform any and all acts, deeds and other matters required to be performed by Timken under the Plan and the Trust Agreement. Timken has so authorized and instructed that its Senior Vice- President – Human Resources & Organizational Advancement or any other officer or the delegate of an officer (except the Administrative Delegate), may sign any and all documents on behalf of the Plan.
          4. Timken may, from time to time, retain the services of one or more persons or firms designated as an Investment Manager for the management of (including the power to acquire and dispose of) all or any part of the Trust, provided that each of such persons or firms is registered as an investment advisor under the Investment Advisors Act of 1940, is a bank (as defined in that Act), or an insurance company qualified to perform, manage, acquire or dispose of trust assets under the laws of more than one State of the United States. Each such Investment Manager shall acknowledge in writing that it is a fiduciary with respect to the assets of the Trust under its authority and management. Timken may by similar notice modify or terminate such designation and authority from time to time. So long as and to the extent that any designation is in effect, the Trustee shall invest and reinvest that portion of the Trust assigned to an Investment Manager in accordance with the instructions received from such Investment Manager, and, with respect to such portion of the Trust managed by such Investment Manager, shall follow any instructions received by it from such Investment Manager. The Trustee shall be under no duty to review the investments made or held in any portion of the Trust over which an Investment Manager has been given investment authority nor shall it be under any obligation to invest or otherwise manage any assets of the Trust which are subject to the management of such Investment Manager or Managers. Such assets shall expressly be held by such Investment Manager as custodian of such assets.
          5. Timken shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures developed by Timken. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant or Beneficiary to Timken in accordance with the claims review procedures provided in Section 2 of this Article XVII. Any decisions which call for interpretations of Plan provisions not previously made by Timken shall only be made by Timken. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.
          6. The Plan Administrator shall have the authority to establish rules and procedures governing investment elections and directions of Participants under the Plan, as specified in Section 1(b) of Article VI of the Plan.

ARTICLE XVIII — Veterans’ Rights
     1. A Participant who is reemployed by the Company pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 shall be treated as not having incurred a break in Continuous Service with the Company by reason of such Participant’s period or periods of service in the armed forces of the United States. Each period served by a Participant in the armed forces shall, upon reemployment, be deemed to constitute service with the Company for purposes of determining the nonforfeitability of benefits and the accrual of benefits under the Plan.
     2. The Company, upon reemploying a Participant with respect to a period of service with the armed forces, shall allocate the amount of any Company Matching Contribution, Stock Matching Contribution, Profit Sharing Contribution, or 401(k) Plus Contribution for the Participant in the same manner and to the same extent the allocation occurs for other Participants during the period of service. For purposes of determining the amount of any such allocation, earnings shall not be included.
     3. A Participant so reemployed shall be entitled to Accrued Benefits that are contingent on the making of, or derived from, Salary Reduction Contributions only to the extent such Participant makes payment to the Plan with respect to such Salary Reduction Contributions. No such payment may exceed the amount the Participant would have been permitted to contribute had the Participant remained continuously employed by the Company through the period of service in the armed forces. Any payment of Salary Reduction Contributions to the Plan shall be made during the period beginning with the date of reemployment and whose duration is three times the period of the Participant’s service in the armed forces, not to exceed a maximum duration of five years.

     4. For purposes of computing Company Matching Contributions, Stock Matching Contributions, Salary Reduction Contributions, Profit Sharing Contributions, and 401(k) Plus Contributions under Sections 2 and 3 of this Article XVIII, the Participant’s Gross Earnings during the period of service in the armed forces shall be computed at the rate the Participant would have received, but for the period of service in the armed forces, or, in the case that the determination of such rate is not reasonably certain, on the basis of the Participant’s average Gross Earnings from the Company during the twelve month period immediately preceding such period of service in the armed forces, or if shorter, the period of employment immediately preceding such period of service in the armed services.
     5. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, loans, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ARTICLE XIX — ESOP Provisions
   1. Establishment of ESOP. An employee stock ownership plan (“ESOP”) that is intended to meet the requirements of Section 4975(e)(7) of the Code has been established as a component of the Plan. Such component of the Plan is designed to invest primarily in Timken Stock and consists of the ESOP Accounts of all Participants. This component of the Plan is segregated as a stock bonus plan as defined in Treasury Regulation Section 1.401-1(b)(1)(iii). This Article XIX is effective notwithstanding any other provision of the Plan to the contrary or to the extent that the implementation of any such other provision of the Plan would violate or otherwise limit the effect of this Article XIX.
   2. ESOP Account. The ESOP Account of each Participant shall be credited and debited periodically during each Plan Year in which the ESOP is maintained with any additions or reductions in the number of shares of Timken Stock held for such Participant in the Plan due to the reallocation of the investment of the Participant’s Account, and with any stock and cash dividends paid on Timken Stock held in the Participant’s ESOP Account. The Company shall establish an ESOP Account in the name of each Participant and shall thereafter maintain a record thereof. It shall be credited with all Stock Matching Contributions made on behalf of the Participants and all Salary Reduction Contributions, Company Matching Contributions, 401(k) Plus Contributions, Profit Sharing Contributions and Rollover Contributions that the Participant has elected to invest in Timken Stock.
   3. Nondiscrimination Test. For purposes of applying the tests under Article VIII for any Plan Year in which (a) the ESOP is maintained and (b) the requirements of Sections 401(k)(12) and 401(m)(11) of the Code are not satisfied, a single actual deferral percentage and actual contribution percentage under the provisions of Article VIII hereof will be calculated for the group of Participants who are Highly Compensated Employees and a single actual deferral percentage and actual contribution percentage will be calculated for the group of all non-Highly Compensated Employees for a Plan Year (notwithstanding the ESOP and disaggregation rules of Treasury Regulation Sections 1.401(k)-1(g)(11) and 1.410(b)-7(c)(2)), by reason of the fact that, notwithstanding the ESOP, all Salary Reduction Contributions made in such Plan Year are allocated to the Participant’s Salary Reduction Contribution Account in such Plan Year (including any Salary Reduction Contributions that are invested in Timken Stock) and such account is not part of the ESOP, and all Company Matching Contributions, 401(k) Plus Contributions, Profit Sharing Contributions and Stock Matching Contributions made in or for such Plan Year are allocated to the Company Matching Contribution Account, the 401(k) Plus Contribution Account, the Profit Sharing Contribution Account, and the Stock Matching Contribution Account, respectively, in or for such Plan Year (including any Company Matching Contributions, 401(k) Plus Contributions, Profit Sharing Contributions and Stock Matching Contributions that are invested in Timken Stock) and such accounts are not part of the ESOP.
   4. Investment Direction. To the extent a Participant’s Account includes amounts originally allocated to an account subject to the Participant’s investment direction under Sections 2 and 3 of Article VI of the Plan, the Participant shall retain the right to direct investments subject to the provisions of Sections 2 and 3 of Article VI of the Plan.
   5. Payment of Dividends.
(a)	If administratively feasible and approved by Timken, any cash dividends paid with respect to Vested shares of Timken Stock in the ESOP as of the record date shall be paid, at the election of the Participant (or his Beneficiary), to the Participant (or his Beneficiary), or to the Plan and reinvested in Timken Stock. Dividends paid to a Participant (or his

Beneficiary) in accordance with this election shall be paid in a manner and in accordance with procedures established by Timken (i) in cash directly to the Participant (or his Beneficiary), or (ii) to the Plan and subsequently distributed to the Participant (or his Beneficiary) in cash no later than 90 days after the close of the Plan Year in which the dividends are paid to the Plan. Dividends described in this Section 5 will be paid to the Plan and reinvested in Timken Stock with respect to any Participant (or Beneficiary) who does not affirmatively elect to have such dividends paid to him.

(b)	This Section 5 is intended to comply with Section 404(k) of the Code and shall be interpreted and construed accordingly.

(c)	Dividends paid with respect to Timken Stock in the ESOP that is not Vested in accordance with Article V shall be paid to the Plan and reinvested in Timken Stock.
   6. Voting and Tender of ESOP Timken Stock. Each Participant shall be entitled to direct the Trustee, in accordance with Articles X and XV of the Plan, as to the exercise of any and all voting and tender rights attributable to shares of Timken Stock then allocated to the Participant’s ESOP Account.
   7. Right to Receive a Distribution of Timken Stock. In accordance with Article VII, Section 3, distribution of a Participant’s ESOP Account when permitted or required under Article VII, may, at the option of the Participant, be made in full shares of Timken Stock and cash for any fractional interests in shares of Timken Stock.

   8. Commencement of Distributions. If a Participant or Beneficiary elects, distribution of the balance of a Participant’s ESOP Account will be made or will commence not later than one year after the close of the Plan Year:
(a)	in which the Participant separates from service by reason of Retirement, age 70 1/2, Disability, or death, or

(b)	which is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service, unless the Participant is reemployed by the Company before distribution is required to begin under this clause.
   9. Put Option.
(a)	At such times as Timken Stock is not readily tradable on an established market at the time of distribution of a Participant’s ESOP Account, Timken shall issue a put option to each Participant, alternate payee or Beneficiary receiving a distribution of Timken Stock from the Plan. The put option shall permit the Participant or Beneficiary to sell such Timken Stock under a fair valuation formula during the sixty consecutive day period following the date the Timken Stock was distributed to the Participant or Beneficiary, at which time the put option will temporarily lapse. Upon the close of the Plan Year in which such temporary lapse occurs, an independent appraiser (meeting requirements similar to the requirements of the Treasury Regulations prescribed under Section 170(a)(1) of the Code) shall determine the value of the Timken Stock, and the Trustee shall notify each Participant or Beneficiary who received a distribution who did not exercise the initial put option prior to its temporary lapse in the preceding Plan Year of the revised value of the Timken Stock. The time during which the put option may be exercised shall recommence on the date such notice of revaluation is given and shall permanently terminate sixty days thereafter.

(b)	The Trustee may, in its discretion and with the consent of Timken, cause the Trust to assume the rights and obligations of Timken at the time the put option is exercised, insofar as the repurchase of Timken Stock is concerned. The period during which the put option is exercisable shall not include any period during which the holder is unable to exercise such put option because Timken is prohibited from honoring it by Federal and State law. Timken or the Trustee, as the case may be, must pay for Timken Stock sold pursuant to a put option no less rapidly than under one of the following two methods, as applicable:
(i)	If a put option is exercised with respect to Timken Stock distributed as part of a total distribution (that is, a distribution of a Participant’s or Beneficiary’s Account balance within one taxable year), then payment shall be made in substantially equal periodic payments (not less frequently than annually) commencing within thirty days of the date of the exercise of the put option and over a period not exceeding five years, with interest payable at a reasonable rate (as determined by Timken) on any unpaid installment balance, with adequate security provided, and without penalty for any prepayment of such installments.

(ii)	If a put option is exercised with respect to Timken Stock distributed as part of an installment distribution, then the payment for such Timken Stock shall be made in a lump sum no later than thirty days after such Participant or Beneficiary exercises the put option.
     10. Share Legend. Shares of Timken Stock held in ESOP Accounts or distributed by the Trustee from ESOP Accounts may include such legend restrictions on transferability as Timken may reasonably require in order to assure compliance with applicable Federal and State securities laws.
     11. Diversification. Article VI, Sections 3 and 4 provide that Participants who have (i) attained age 55, (ii) reached the third anniversary of the date on which they were hired by the Company, (iii) obtained three years of Continuous Service, or (iv) terminated employment with the Company on account of Retirement will be able to direct investments of their entire Account. These Participants will be able to direct their Account, from Timken Stock, into other investment options available under the Plan. This provision satisfies Section 401(a)(28) of the Code.
     12. Limitation on Period of Distribution. Unless otherwise elected, the distribution of a Participant’s ESOP Account will be in substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) five years, or (ii) if the balance of the Participant’s ESOP Account is in excess of $500,000 (which amount may be adjusted periodically by the Internal Revenue Service to reflect cost-of-living increases), five years plus one additional year (but not more than five additional years) for each $100,000 (which amount may be adjusted periodically by the Secretary of the Treasury to reflect cost-of-living increases) or fraction thereof by which such balance exceeds $500,000 (as adjusted).
     13. Other Sections Superseded. This Article XIX supersedes any other provision of the Plan solely to the extent that such other provision conflicts with the terms of this Article XIX or is inconsistent with the treatment of the portion of the Plan so designated as an ESOP.

ARTICLE XX — General Provisions

1.	(a)	The Plan is established under, and its validity, construction and effect shall be governed by, the laws of the State of Ohio, except to the extent governed by ERISA.

	(b)	The parties to the Trust intend that the Trust be exempt from taxation under Section 501(a) of the Code, and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect such intention.
     2. The Plan Administrator and/or Company shall have authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Trust or Plan.
     3. The Plan is not and shall not be deemed to constitute a contract between the Company and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Company or to interfere with the right to be retained in the employ of the Company, any legal or equitable right against the Company, or to interfere with the right of the Company to discharge or retire any Employee at any time.
     4. Any discretionary acts to be undertaken under the Plan with respect to the classification of Employees, contributions, or benefits shall be nondiscriminatory and uniform in nature and applicable to all persons similarly situated.

5.	(a)	Savings Clause. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan.

(b)	Headings. Headings and titles of sections and subsections within the Plan document are inserted solely for convenience of reference. They constitute no part of the Plan itself and shall not be considered in the construction of the Plan.
     6. Except as provided in this Section, Plan assets shall not revert to the Company nor be diverted for any purposes other than the exclusive benefit of Participants or their Beneficiaries; and a Participant’s Vested interest shall not be subject to divestment. As provided in ERISA Section 403(c)(2), the actual amount of a contribution made by an Employer (or the current value of the contribution if a net loss has occurred) may revert to the Employer if:
(a)	such contribution is made by reason of a mistake of fact;

(b)	initial qualification of the Plan under Section 401(a) of the Code is not received and a request for such qualification is made within the time prescribed under Section 401(b) of the Code (the existence of and contributions under the Plan are hereby conditioned upon such qualification); or

(c)	such contribution is not deductible under Section 404 of the Code (such contributions are hereby conditioned upon such deductibility) in the taxable year of the Employer for which the contribution is made.
     The reversion to the Employer must be made (if at all) within one year of the mistaken payment of the contribution, the date of denial of qualification, or the date of disallowance of deduction, as the case may be. A Participant shall have no rights under the Plan with respect to such reversion.

     7. Commencing with transactions with an effective date of October 1, 2006, Participants who exchange any amount out of a mutual fund or a similar type of product or fund under the Plan will be prohibited from purchasing shares of the same mutual fund through an exchanges transaction for 30 calendar days (the “Trade Control Policy”).
          The Trade Control Policy will not apply to the following:
(a)	money-market mutual funds.

(b)	actively managed separate accounts or lifestyle portfolios – mutual fund companies and other investment managers may impose additional trade control policies as a requirement for the Plan to include their products in the Plan lineup, or as an underlying security in an actively managed separate account or lifestyle type of portfolio.

(c)	purchase transactions:
(i)	contribution processing, including Participant payroll, Employer contributions, loan repayments, and rollovers.

(ii)	fund dividends or capital gain distributions.
(d)	redemption transactions:
(i)	distributions, loans, and in-service withdrawals from the Plan.

(ii)	Plan termination or at the discretion and direction of the Plan sponsor or other fiduciary.

(iii)	payment of fund or Account fees.
(e)	conversions of shares from one class to another in the same fund.

(f)	re-registration of shares.

     The Trade Control Policy will also not apply to Timken Company Stock because it is not a mutual fund or similar type of product or fund to which this policy applies.
     Transactions initiated by a retirement plan’s service provider or a similar program will be exempt from the Trade Control Policy. Reallocation and rebalancing transactions initiated by Participants (whether the Participant is acting alone or utilizing an investment advisor, investment advisory service or other Plan feature) will not be exempt from the Trade Control Policy.

     EXECUTED by The Timken Company at Canton, Ohio on December ___, 2006, effective January 1, 2007, except as otherwise specifically provided.

THE TIMKEN COMPANY
By	/s/ Donald Walker
Donald Walker
Sr. Vice President - Human Resources and Organizational Advancement

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